Exhibit 2.1

Date: October 3, 2014

(1)	Sumit Neil Vishnu Rai (and others)

(2)	Qumu Corporation

Share Purchase Agreement

relating to

Purchase of the entire issued share capital of Kulu Valley Ltd

Blake Morgan LLP
Apex Plaza
Forbury Road
Reading
RG1 1AX

Contents

1	Interpretation	1

2	Sale and Purchase	10

3	Purchase Price	10

4	Escrow Account	12

5	Completion	14

6	Warranties	15

7	Buyer’s Warranties	18

8	Limitations on Claims	18

9	Tax Covenant	22

10	Indemnities	22

11	Restrictions on Warrantors	23

12	Confidentiality and Announcements	26

13	Further Assurance	28

14	Assignment	30

15	Entire Agreement	30

16	Variation and Waiver	30

17	Costs	31

18	Notices	31

19	Severance	33

20	Agreement Survives Completion	33

21	Third party rights	33

22	Successors	34

23	Counterparts	34

24	Rights and Remedies	34

25	Governing law and Jurisdiction	34

Schedule 1 Particulars of Warrantors		35

Schedule 2 Particulars of the Company		36

Schedule 3 Completion		37

Part 1 What the Sellers shall deliver to the Buyer at Completion		37

Part 2 Matters for the board meeting at Completion		39

Schedule 4 Completion Accounts		40

THIS AGREEMENT IS DATED OCTOBER 3, 2014

Parties

(1)	The several persons whose names and addresses are set out in Part 1 of Schedule 1 (Sellers). [Sumit Neil Vishnu Rai, Andromeda Capital Partners LLP, Realise Capital Partners LLP, Robert Alner Long]

(2)

QUMU CORPORATION, incorporated and registered in the state of Minnesota, United States of America, with company number 5M-12 whose registered office is at 7725 Washington Avenue South, Minneapolis, MIN 55439 (Buyer).

Background

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £178.15 divided into 1,781,525 ordinary shares of £0.0001 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 2.

(D)

The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Part 1 of Schedule 1.

(E)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

Agreed terms

1	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the financial statements of the Company as at and to the Accounts Date, including the balance sheet, profit and loss account (copies of which are included in the Disclosure Bundle).

Accounts Date: 31 March 2014.

Adjustment Date: the fifth Business Day following the date on which the Completion Accounts and the Completion Statement are agreed or determined in accordance with Schedule 4.

Business: the business carried on by the Company, namely the design, development, sourcing, distribution and supply of video software and technology and all related products.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer Deal Team: James R. Stewart, Sherman L. Black and Vernon Hanzlick.

Buyer’s Solicitors: Blake Morgan LLP of Apex Plaza, Forbury Road, Reading RG1 1AX.

CAA 2001: the Capital Allowances Act 2001.

Cash: has the meaning set out in paragraph 1.1 of Schedule 4.

Claim: a Warranty Claim or a Covenant Claim or an Indemnity Claim.

Company: Kulu Valley Ltd, a company incorporated and registered in England and Wales with company number 04602658 whose registered office is at 91 Goswell Road, London EC1V 7EX, further details of which are set out in Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Accounts: has the meaning set out in paragraph 1.1 of Schedule 4.

Completion Adjustment: has the meaning set out in clause 3.3.

Completion Date: the date of this agreement.

Completion Payment: US$11,893,764.79, having been determined as follows: US$15,941,048.00 (being the agreed enterprise value of the Company), less US$3,781,250.00 (being the agreed value of the Consideration Shares), less an amount equal to the Escrow Amount plus an amount equal to the Estimated Cash x 0.85, less an amount equal to the Estimated Indebtedness and plus an amount equal to the Estimated Working Capital Adjustment, and subject to adjustment in accordance with clause 3.3.

Completion Statement: has the meaning set out in paragraph 1.1 of Schedule 4.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Consideration Shares: the 275,000 shares of common stock of the Buyer to be issued by the Buyer (and which will bear the legend referred to in Schedule 10):

1	to the Sellers in part satisfaction of the Purchase Price in the amounts specified in column 4 of the table in Part 1 of Schedule 1;

2	Minority Sellers in the amounts set out in the Minority SPAs.

Control: shall be as defined in section 1124 of the Corporation Tax Act 2010, and the expression change of Control shall be construed accordingly.

Covenant Claim: a claim under the Tax Covenant;

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Deficit: where X is less than Y, an amount equal to the amount by which it is less.

Determined Amount: has the meaning set out in clause 4.10;

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, as set out in Schedule 2.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents, in agreed form, annexed to the Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to the Buyer, in agreed form, with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

DPA 1998: the Data Protection Act 1998.

Due Amount: the amount (if any) due for payment by a Warrantor to the Buyer in respect of a Notified Claim that has been Resolved.

Due Proportion: the respective proportions shown below:

1	Sumit Rai –89.80%; and

2	Robert Long –10.20%;

Effective Time: has the meaning set out in paragraph 1.1 of Schedule 4

Employee: has the meaning set out in paragraph 25.1 of Part 1 of Schedule 5.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Escrow Account: the interest-bearing deposit account in the joint names of the Escrow Agents to be opened at the Escrow Bank on Completion in accordance with clause 3.1 and the Escrow Letter.

Escrow Agents: the Buyer’s Solicitors and the Sellers’ Solicitors.

Escrow Amount: US$2,000,000.

Escrow Bank: Barclays Bank plc of Level 27, 1 Churchill Place, London E14 5HP.

Escrow Letter: the letter, in agreed form, from the Buyer and the Sellers’ Representative instructing and authorising the Escrow Agents to establish and operate the Escrow Account.

Estimated Cash: US$2,898,124.80, being the amount agreed between the parties as the estimate of the Cash.

Estimated Indebtedness: US$0.00, being the amount agreed between the parties as the estimate of the Indebtedness.

Estimated Working Capital: US$(1,161,329.20), being a negative figure and the amount agreed between the parties as the estimate of the Working Capital.

Estimated Working Capital Adjustment: US$(729,439.29), being a negative figure and the amount agreed between the parties as being the estimate of the amount by which the Estimated Working Capital is less than the Target Working Capital.

Excess: where X is greater than Y, an amount equal to the amount by which it is greater.

Expert Counsel: a barrister of at least 10 years’ standing as agreed in writing by the Buyer and the Sellers’ Representative or, in default of agreement within 10 Business Days, as appointed by the Chairman or other senior officer for the time being of the Bar Council on the application of either the Buyer or the Sellers’ Representative;

FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

holding company: has the meaning given in clause 1.11.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Indebtedness: has the meaning set out in paragraph 1.1 of Schedule 4

Indemnity Claim: a claim for breach of any of the indemnities in clause 10.

Intellectual Property Rights: has the meaning given in paragraph 22.1 of Part 1 of Schedule 5.

Investor Questionnaire: the document, described as such, in the agreed form as set out in appendix A to Schedule 10to be completed and executed by each Seller and Minority Seller receiving Consideration Shares pursuant to this agreement or a Minority SPA.

ITA 2007: the Income Tax Act 2007.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Libraries: the following libraries:

1	Microsoft PowerPoint;

2	IcePDF;

3	Apache;

4	Tomcat;

5	Apache Webserver;

6	MySQL;

7	ffmpeg;

8	libx264;

9	Image Magick;

10	OpenJPEG;

11	libpng;

12	Java JRE;

13	Perl;

14	Interpreter (Strawberry Perl for Windows);

15	Python Interpreter;

16	PHP Interpreter;

17	RTMPDump;

18	Lame;

19	Schrödinger;

20	Vorbis/Ogg;

21	libvpx;

22	Xvid;

23	libtheora;

24	SPEEX;

25	Yamdi;

26	Media Info.

Lock Up Agreements: the agreements in respect of the Consideration Shares entered into on or about the date of this agreement between the Buyer and each of the Sellers receiving Consideration Shares and each of the Minority Sellers receiving Consideration Shares.

Management Accounts: the unaudited consolidated balance sheet as at 31st August 2014 and the unaudited consolidated profit and loss account of the Company (including any notes thereon) for the period of five months ended 31st August 2014 (a copy of which is included in the Disclosure Bundle).

Minority Sale Shares: the 118,590 ordinary shares of £0.0001 each in the Company, all of which have been issued and are fully paid, and which, together with the Sale Shares comprise the whole of the issued share capital of the Company.

Minority Sellers: the holders of Minority Sale Shares and parties to the Minority SPAs.

Minority SPAs: the share purchase agreements in the agreed form pursuant to which the Minority Sellers shall sell, and the Buyer shall buy, the Minority Sale Shares on Completion.

Notified Claim: a Claim that is notified by the Buyer to the Warrantors in accordance with this agreement on or before the Release Date.

Outstanding Claim: a Notified Claim that has not been Resolved on or before the Release Date.

Previously-owned Land and Buildings: has the meaning given in paragraph 27.1 of Part 1 of Schedule 5.

Properties: has the meaning given in paragraph 27.1 of Part 1 of Schedule 5.

Purchase Price: the aggregate consideration for the Sale Shares to be paid by the Buyer on Completion in accordance with clause 3.

Realise Escrow Amount: US$66,811.99;

Release Date: 4 January 2016.

Replies to Enquiries: the replies dated 2 October 2014 by the Sellers’ Solicitors to the enquires raised by the Buyer’s Solicitors, including the documents referred to therein.

Resolved Claim: a Claim or a Notified Claim (as the case may be) that has been:

1	agreed in writing by the parties to the Claim, both as to liability and quantum; or

2

finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal; or

3	in the case of a Covenant Claim, agreed (as to quantum) with the relevant Taxation Authority; or

4	unconditionally withdrawn by the Buyer in writing, and

5	the expression Resolved shall be construed accordingly.

Sale Shares: the 1,662,935 ordinary shares of £0.0001 each in the Company, all of which have been issued and are fully paid, and which together with the Minority Sale Shares comprise the whole of the issued share capital of the Company.

Sellers’ Representative: the person appointed by the Sellers in accordance with clause 3.9 or such other Seller as may be appointed in accordance with clauses 3.9 or 3.10.

Sellers’ Solicitors: Shoosmiths LLP of Russell House, 1550 Parkway, Solent Business Park, Whiteley, Fareham, Hampshire PO15 7AG.

subsidiary: has the meaning given in clause 1.11.

subsidiary undertaking: a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

Target Working Capital: US$(594,889.91), being a negative figure.

Tax or Taxation: has the meaning given in paragraph 1of Schedule 6.

Tax-Related Claim: a Covenant Claim or a claim under the Tax Warranties (as the case may be);

Tax Covenant: the tax covenant set out in Schedule 6

Tax Warranties: the Warranties set out in Part 2 of Schedule 5.

Taxation Authority: has the meaning given in paragraph 1 of Schedule 6

Taxation Statute: has the meaning given in paragraph 1 of Schedule 6

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

Title Warranties: the warranties contained in clauses 6.1 and 6.2.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given pursuant to clause 6.4 and set out in Schedule 5 and the Tax Warranties but excluding, for the avoidance of doubt, the Title Warranties;

Warrantors: the persons whose names are set out in Part 2 of Schedule 1.

Warranty Claim: a claim for breach of any of the Warranties;

Working Capital: has the meaning set out in paragraph 1.1 of Schedule 4.

X: an amount equal to the sum of the following: Cash x 0.85, minus Indebtedness, plus the amount by which the Working Capital exceeds the Target Working Capital or minus the amount by which the Working Capital is less than the Target Working Capital.

Y: US$1,733,966.79, being an amount equal to the sum of the following: Estimated Cash x 0.85, minus Estimated Indebtedness, plus the Estimated Working Capital Adjustment.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5

A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

	1.11.1	another person (or its nominee), by way of security or in connection with the taking of security; or

	1.11.2	its nominee.

1.12	A reference to the Sellers shall include a reference to each of them.

1.13	A reference to writing or written includes fax but not e-mail (unless otherwise expressly provided in this agreement).

1.14

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.17

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18

A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.19	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.20

Unless expressly provided otherwise in this agreement, where two or more persons have an obligation, undertaking or liability under this agreement, such persons shall be jointly and severally liable for such obligation, undertaking or liability.

2	Sale and Purchase

2.1

On the terms of this agreement, the Sellers shall severally sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

2.2

Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or the Minority Sale Shares (or any of them) conferred on him under the articles of association of the Company or otherwise.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares and the Minority Sale Shares is completed simultaneously.

3	Purchase Price

3.1

The Purchase Price for the Sale Shares shall comprise part of the Completion Payment, the whole of the Escrow Amount and some of the Consideration Shares, subject to adjustment in accordance with the remaining provisions of this clause 3 and Schedule 4 and shall be satisfied as follows:

3.1.1

the payment by the Buyer of part of the Completion Payment to the Sellers in cash on Completion in the amounts set out opposite their respective names in column 6 of Schedule 1 in accordance with clause 3.5;

	3.1.2	the payment by the Buyer of the Escrow Amount into the Escrow Account on Completion; and

3.1.3

the issue to certain of the Sellers by the Buyer on Completion of the Consideration Shares (credited as fully paid and to be allocated to the Sellers in the amounts set opposite their respective names in column 4 of the table in Schedule 1).

3.2	Following Completion, the parties shall procure that the Completion Accounts and the Completion Statement are prepared and agreed or determined (as the case may be) in accordance with Schedule 4.

3.3

Following the agreement or determination of the Completion Accounts, the Completion Payment shall be subject to adjustment (Completion Adjustment), such that if there is a Deficit or an Excess, then the provisions of clause 3.4 shall apply. For the avoidance of doubt, if the Completion Adjustment produces neither a Deficit nor an Excess, then no payment will be required to be made.

3.4	On or before the Adjustment Date:

3.4.1

an amount equal to the Deficit shall be paid by the Sellers (in the proportions set out opposite their respective names in column 3 of Schedule 1) to the Buyer, such payment to be made on or before the

Adjustment Date, in cash by electronic transfer to such account of the Buyer or the Buyer’s Solicitors as is notified to the Sellers’ Representative by or on behalf of the Buyer no later than two Business Days before the due date for payment; or

3.4.2

the Buyer shall pay to the Sellers (in the proportions set out opposite their respective names in column 3 of Schedule 1) an amount equal to the Excess, such payment to be made on or before the Adjustment Date in accordance with clause 3.5.

3.5

All payments to be made to the Sellers under this agreement shall be made in US Dollars by electronic transfer of immediately available funds to the Sellers’ Solicitors (who are irrevocably authorised by the Sellers to receive the same). Payment to the Sellers’ Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyer to pay the sum in question to the Sellers, and the Buyer shall not be concerned to see to the application of the monies so paid.

3.6

For the purposes of the Completion Accounts, the Completion Statement, the Completion Adjustment and for all other purposes under this agreement, the rate of exchange to be applied shall be Barclays Bank Plc’s spot rate for the purchase of US Dollars with Sterling or the purchase of Sterling with US Dollars (as the case may be) immediately before the close of business on the date of this agreement.

3.7	The provisions of Schedule 10 shall apply in relation to the Consideration Shares.

3.8	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:-

	3.8.1	in respect of the Warrantors for each and any Claim; and

	3.8.2	in respect of the Sellers for each and any claim for breach of each and any Title Warranty.

3.9

The Sellers hereby appoint Sumit Rai to act as their representative in relation to the determination of the Completion Adjustment pursuant to Schedule 4. Following Completion, the Sellers may appoint such other Seller as shall be agreed in writing by a simple majority of the Sellers and notified to the Buyer.

3.10

If a Sellers’ Representative appointed under clause 3.9 dies or becomes unwilling to act or incapable of acting, the Sellers shall appoint such other Seller as may be agreed in writing by a simple majority of the Sellers and notified to the Buyer.

3.11

The agreement, or deemed agreement, of the Sellers’ Representatives in accordance with Schedule 4 shall be binding on all of the Sellers and the Warrantors hereby agree that the agreement, or deemed agreement, of the Sellers’ Representative in relation to the Escrow Account or in respect of any Claim shall be binding on the Sellers or the Warrantors (as the case may be).

3.12	Robert Long acknowledges that the Buyer shall deduct from the element of the Completion Payment due to him:-

3.12.1

an amount on account of any income tax and/or National Insurance liability attributable to him in respect of the exercise of his EMI options at a discount to market value. The Buyer shall pay such amount to the Company on account of such any income tax and/or National Insurance liability; and

3.12.2

an amount equal to the exercise price that is owed by him to the Company as a result of the exercise of his EMI options pursuant to which his Sale Shares were issued to him. The Buyer shall pay such amount to the Company in satisfaction of Robert Long’s obligation to pay such exercise price.

4	Escrow Account

4.1	Following Completion, the Escrow Amount shall be held in the Escrow Account in accordance with the terms of this clause 4 and the Escrow Letter.

4.2

Any interest that accrues on the credit balance on the Escrow Account from time to time shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on that principal sum.

4.3	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that interest.

4.4

The Buyer and the Sellers’ Representative shall promptly provide such instructions to the Escrow Agents (where relevant in the form specified by the Escrow Letter) and take all other actions in relation to the Escrow Account as are necessary to give effect to the provisions of this clause 4.

4.5	Subject to the provisions of clause 8, the amount of the Escrow Amount shall not be regarded as imposing any limit on the amount of any claims under this agreement.

4.6

Nothing in this clause 4 shall prejudice, limit or otherwise affect any right or remedy the Buyer may have against the Sellers from time to time, whether arising under this agreement or any of the documents executed pursuant to this agreement.

4.7	No amount shall be released from the Escrow Account otherwise than in accordance with this clause 4 and the terms of the Escrow Letter.

4.8

If a Notified Claim arises and is Resolved on or before the Release Date, the parties shall, as soon as reasonably practicable and in any event within five Business Days of the Notified Claim becoming a Resolved Claim, instruct the Escrow Agents to release to the Buyer from the Escrow Account the Due Amount in respect of that Notified Claim (together with any accrued interest on the amount so paid but less any applicable bank charges) or, if lower, the amount standing to the credit of the Escrow Account (but less any applicable bank charges).

4.9	On the Release Date, the parties shall instruct the Escrow Agents to release to the Warrantors from the Escrow Account an amount (if any) equal to the remaining balance of the Escrow Amount standing to the credit of the Escrow Account less the following sums:

	4.9.1	if there are any Outstanding Claims, an amount equal to the Determined Amount (as defined in clause 4.10) in respect of those Outstanding Claims; and

	4.9.2	any Due Amounts to the extent they have not been satisfied in accordance with clause 4.8 or otherwise on or before the Release Date,

(together with any accrued interest on the amount so paid but less any applicable bank charges) in the proportions set out in column 5 of the table in Schedule 1 or in such other proportions as the Warrantors may direct in writing.

4.10	The Determined Amount in respect of any Outstanding Claim shall be either:

	4.10.1	the amount agreed in writing between the Buyer and the Sellers’ Representative to be a reasonable estimate of the Sellers’ aggregate liability in respect of such Outstanding Claim; or

4.10.2

in the absence of such agreement between the Buyer and the Sellers’ Representative within 20 Business Days after the date on which the Sellers’ Representative receives written notice from the Buyer of such Outstanding Claim, the amount (if any) determined by Expert Counsel in accordance with clauses 4.11 to 4.14 to be a reasonable estimate of the Sellers’ aggregate liability in respect of such Outstanding Claim;

4.11

If a referral of an Outstanding Claim to Expert Counsel is required, the Expert Counsel shall be jointly instructed by the Escrow Agents to determine within 20 Business Days of his nomination his reasonable estimate of the Sellers’ aggregate liability in respect of such Outstanding Claim.

4.12

The Buyer and the Sellers’ Representative shall provide the Expert Counsel with all relevant information about such Outstanding Claim in the possession of the Buyer or any member of the Buyer’s Group or the Company or the Sellers (as the case may be) together with any other information in the possession of the Buyer or any member of the Buyer’s Group or the Company or the Sellers (as the case may be) which the Expert Counsel may reasonably request for the purpose of making his determination, PROVIDED THAT the Expert Counsel shall be instructed to keep all such information confidential and to return all such information to the Buyer or the Sellers’ Representative (as applicable) forthwith upon the making of his determination.

4.13

The Expert Counsel shall act as an expert and not as an arbitrator and his determination as to the success and quantum of a claim (in the absence of fraud or manifest error) shall be final and binding on the relevant Sellers and the Buyer.

4.14	The costs of the determination of the Expert Counsel shall be borne as between the Warrantors and the Buyer:

4.15

in such proportion as the Expert Counsel shall direct in writing, having regard to the merit of the respective arguments of the Sellers’ Representative and the Buyer in relation to the relevant Outstanding Claim; or

4.16	in the absence of any such direction by the Expert Counsel, as to 50% by the Warrantors and as to 50% by the Buyer; and

4.17	If, following the Release Date, the Escrow Amount (or any part of it) continues to be held in the Escrow Account pending resolution of any Outstanding Claims, the following provisions shall apply:

4.17.1

upon an Outstanding Claim being Resolved, the parties shall, as soon as reasonably practicable and in any event within five Business Days of the Outstanding Claim being Resolved, instruct the Escrow Agents to release to the Buyer from the Escrow Account any unpaid Due Amount in respect of that Outstanding Claim (together with any accrued interest on the amount so paid but less any applicable bank charges) or, if lower, the amount standing to the credit of the Escrow Account (less any applicable bank charges); and

4.17.2

after all Outstanding Claims have been Resolved and all Due Amounts have been paid to the Buyer in full, the parties shall, as soon as practicable, instruct the Escrow Agents to release to the Warrantors the remaining balance (if any) standing to the credit of the Escrow Account (together with any accrued interest on the amount so paid but less any applicable bank charges) in the proportions set out in column 5 of the table in Schedule 1or in such other proportions as the Warrantors may direct in writing.

4.18

Subject to the provisions of clause 8, if a Due Amount is not satisfied in full by a payment to the Buyer from the Escrow Account, nothing in this agreement shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Warrantors, and the Due Amount (to the extent not so satisfied from the Escrow Account) shall remain fully enforceable against the Warrantors.

4.19	Any payments made from the Escrow Account to the Buyer under this clause 4 shall (to the extent permitted at law) be treated as a reduction of the Purchase Price.

5	Completion

5.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors (or at any other place as may be agreed in writing by the parties).

5.2	At Completion:

	5.2.1	the Sellers shall:

(a) deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 1 of Schedule 3;

		(b)	procure that a board meeting of the Company is held at which the matters set out in Part 2 of Schedule 3 are carried out; and

		(c)	deliver any other documents referred to in this agreement as being required to be delivered by the Sellers; and

	5.2.2	the Buyer shall (subject to the Sellers complying with their obligations in clause 5.2.1:

		(a)	pay the Completion Payment in accordance with clause 3.1.1 and clause 3.5;

		(b)	pay the Escrow Amount into the Escrow Account in accordance with clause 3.1.2;

		(c)	deliver to the Sellers:

(i) the Escrow Letter duly executed by the Buyer and the Buyer’s Solicitors;

(ii) a signed acknowledgement of the Disclosure Letter;

(iii)

a certified copy of the resolution adopted by the board of directors of the Buyer approving the Transaction and the execution and delivery of this agreement and any other documents to be delivered by the Buyer at Completion; and

		(d)	deal with the Consideration Shares in accordance with the Lock Up Agreements

5.3	The Buyer and the Sellers shall procure that their respective solicitors sign and deliver the Escrow Bank Instruction letter to the Escrow Bank at or before Completion.

5.4

As soon as possible after Completion, the Sellers shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at any of the Properties and which are not required to be delivered at Completion.

6	Warranties

6.1	Each Seller severally warrants to the Buyer for himself or itself alone, that:

6.1.1

such Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which such Seller is a party) in accordance with their respective terms;

	6.1.2	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on such Seller in accordance with their respective terms;

	6.1.3	the execution and delivery by such Seller of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

(a) under any agreement or instrument to which such Seller is a party or by which such Seller is bound; or

(b) of any order, judgment, decree or other restriction applicable to such Seller; and

6.1.4

such Seller is the legal and beneficial owner of the Sale Shares set out opposite his or its name in Part 1 of Schedule 1 and is entitled to transfer the legal and beneficial title to such Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person;

6.1.5

such Seller has not agreed to confer any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company; and

6.1.6

no Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares set out opposite his or its name in Part 1 of Schedule 1 and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

6.2	Sumit Rai and Robert Long warrant to the Buyer jointly and severally (as between themselves) and the other Sellers warrant severally to the Buyer that:

	6.2.1	the Sale Shares and the Minority Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid;

6.2.2

no person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Company, the Company has not agreed to confer any such rights, and no person has claimed any such right; and

6.2.3

no Encumbrance has been granted to any person or otherwise exists affecting any unissued shares, debentures or other unissued securities of the Company and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

6.3

The Title Warranties are not subject to any qualification whatsoever (provided that the Title Warranties given in clause 6.2 by the Sellers who are not Warrantors are deemed to be given only to the best of their knowledge, information and belief having made reasonable enquiry into the subject matter of the relevant warranty) and no letter, document or other communication shall be deemed to constitute a disclosure against such warranties and without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any of the Title Warranties is breached or proves to be untrue or misleading, the relevant Seller or Sellers shall pay to the Buyer on demand:

	6.3.1	the amount necessary to put the Company into the position it would have been in if the relevant Title Warranty had not been breached or had not been untrue or misleading;

6.3.2

all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer, the Company as a result of such breach or of such Title Warranty being untrue or misleading (including a reasonable amount in respect of management time); and

6.3.3

any amount necessary to ensure that, after any Taxation of a payment made in accordance with clause 6.3.1 or clause 6.3.2, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

6.4	The Warrantors warrant to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading at Completion.

6.5

Warranties qualified by the expression so far as the Warrantors are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Warrantors after they have made reasonable enquiries.

6.6	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.7

Except for the matters Disclosed, and subject to clause 7.1.4 no information of which the Buyer has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Warranty Claim or reduce the amount recoverable under any Warranty Claim.

6.8

The Warrantors agree that the supply of any information by or on behalf of the Company or any of its employees, directors, agents or officers (Officers) to the Warrantors or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Warrantors. Each Warrantor unconditionally and irrevocably waives all and any rights and claims that he may have against any of the Company or the Officers on whom that Warrantor has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer, the Company and the Officers not to make any such claims.

6.9	The rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

7	Buyer’s Warranties

7.1	The Buyer warrants that:

7.1.1

it has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it (to which the Buyer is a party) in accordance with their respective terms;

	7.1.2	this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in accordance with their respective terms;

	7.1.3	the execution and delivery by the Buyer of this agreement and the documents referred to in it, and compliance with their respective terms shall not breach or constitute a default:

(a) under any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or

(b) of any order, judgment, decree or other restriction applicable to the Buyer;

	7.1.4	no member of the Buyer Deal Team is actually aware of any matter which, at the date of Completion, would entitle the Buyer to bring a Warranty Claim.

8	Limitations on Claims

8.1	Save as provided in clause 8.17, the provisions of this clause 8 and Schedule 6 limit the liability of the Warrantors in relation to any Claim.

8.2

The Warrantors shall be jointly and severally liable in respect of any Claims to the extent that the liability of the Warrantors for all Resolved Claims is less than or equal to the Escrow Amount, but where such liability exceeds the Escrow Amount, and the Realise Escrow Amount has been exhausted (whether pursuant to the terms of clause 4 or any contribution arrangements made between the Warrantors), then Sumit Rai and Robert Long only shall be jointly and severally liable in respect of any Claims and the liability of each of them in relation to each individual Claim shall be his Due Proportion of that Claim.

8.3

The liability of each Warrantor for all Resolved Claims shall not exceed an amount equal to that part of the Purchase Price actually received by him save in the case of Realise Capital Partners LLP where its liability for all Resolved Claims shall not exceed an amount equal to the Realise Escrow Amount. For the purposes of this clause 8, and for the avoidance of doubt, the part of the Purchase Price actually received by a Warrantor includes the value of the Consideration Shares issued to him.

8.4	The Warrantors’ liability in respect of any Resolved Claims shall be satisfied:

	8.4.1	first by the Escrow Amount; and

	8.4.2	thereafter by the payment of cash or the forfeiture by the relevant Warrantor of Consideration Shares in such priority and proportion as the Buyer shall direct in writing.

8.5

In the event that the Buyer elects pursuant to clause 8.4.2 to satisfy some or all of a Warrantor’s liability in respect of a Resolved Claim through the forfeiture of any of that Warrantor’s Consideration Shares, then:-

	8.5.1	the lock up provisions set out in paragraph 1 of Schedule 10 shall be disapplied to the Consideration Shares to be forfeited, subject to any constraints on such forfeiture at law; and

8.5.2

the value attributable to such Consideration Shares, for the purpose of calculating how many Consideration Shares should be forfeited in order to satisfy a particular liability, shall be the value attributed to them at the date of forfeiture.

8.6

The Warrantors shall not have any liability in respect of any Warranty Claim unless and until the amount that would otherwise be recoverable from them in respect of that Warranty Claim, when aggregated with any other amounts so recoverable in respect of other Warranty Claims, exceeds £100,000 whereupon the Warrantors’ liability shall be for the total amounts claimed and not just the amount by which the threshold in this clause 8.6 is exceeded.

8.7

The Warrantors shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Warrantors:

	8.7.1	in the case of a Tax-Related Claim, on or before the seventh anniversary of Completion; or

	8.7.2	in any other case, prior to the expiry of the period of 18 months commencing on the Completion Date,

8.7.3

provided that in each case the liability for the Claim shall cease unless the Buyer has issued and served court proceedings on both Warrantors within 9 months of the Warrantors receiving written notice of the Claim from the Buyer, save to the extent that the Claim has been otherwise disposed of by payment by the Warrantors or a settlement between the Warrantors and the Buyer.

8.8	If any Claim arises by reason of any liability of the Company which, at the time such Claim is notified to the Warrantors, is contingent:

8.8.1

the Warrantors shall not be under any obligation to make any payment in respect of the contingent element of such Claim unless and until such liability ceases to be contingent provided always that the Buyer shall have notified the Warrantors of any such Claim within the time limits set out in clause 8.7 above, in which case the Buyer shall be entitled to recover in respect of the contingent element of such Claim when the relevant liability ceases to be contingent; and

8.8.2

the Warrantors’ liability in respect of any such Claim shall cease unless the Buyer shall have issued and served legal proceedings on both Warrantors within 9 months of such Claim ceasing to be contingent, save to the extent that such Claim has been otherwise disposed of by payment by the Warrantors or a settlement between the Warrantors and the Buyer.

8.9	The Warrantors shall not be liable for a Warranty Claim to the extent that:

	8.9.1	the Warranty Claim relates to matters Disclosed; or

	8.9.2	the Warranty Claim relates to any matter specifically provided for in the Accounts or the Management Accounts or the Completion Accounts; or

8.9.3

the loss or damage giving rise to the Warranty Claim is recovered by the Company under a policy of insurance (provided always that the Buyer shall be able to claim from the Warrantors an amount equal to two years’ increase in premiums resulting from payment by the insurers of the loss forming the Warranty Claim); or

8.9.4

such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of Tax or the introduction of any changes or new form of Tax or in the practice of any Taxation Authority (in the United Kingdom or elsewhere) occurring after Completion whether or not with retrospective effect; or

	8.9.5	such Warranty Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer’s Group); or

8.9.6

the liability arises or is increased as a result of any voluntary act or omission of the Buyer or the Company after Completion done or suffered outside the ordinary course of business and other than pursuant to a legally binding obligation entered into by the Company before Completion and where the Buyer knew that such voluntary act or omission would give rise to the liability or increase it.

8.10

Nothing in this clause 8 shall in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any event giving rise to a Warranty Claim.

8.11

If the Buyer has both a Covenant Claim and a Warranty Claim it may make a claim under either or both but any payment made by the Warrantors under the Tax Covenant shall be taken into account in assessing the Buyer’s loss under the Warranties and any payment made by the Warrantors under the Warranties shall be taken into account in assessing the Buyer’s loss under the Tax Covenant.

8.12	To avoid doubt, the Buyer shall not be entitled to recover twice in respect of the same Claim.

8.13

If any Warrantor pays the Buyer or any member of the Buyer’s Group a sum to settle or discharge a Warranty Claim (excluding a claim under the Tax Warranties) and the Buyer or any member of the Buyer’s Group subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party a sum which is referable to such Warranty Claim then:

8.13.1

either the Buyer shall (or shall procure that the relevant member of the Buyer’s Group shall) repay the Warrantor immediately the amount recovered from the third party less any reasonable costs and expenses incurred in recovering the same; or

8.13.2

if the figure resulting under clause 8.13.1 above is greater than the amount paid by the Warrantor to settle or discharge the relevant Claim, then the Buyer is only obliged to repay to the Warrantor such amount as is equivalent to the sum paid by the Warrantor in settlement or discharge of that Warranty Claim.

8.14

If the Buyer or the relevant member of the Buyer’s Group becomes aware that matters have arisen which will or are likely to give rise to a Warranty Claim (excluding a claim under the Tax Warranties), the Buyer shall have conduct of such potential Warranty Claim subject to the terms of clause 8.15.

8.15	The Buyer shall (or shall procure that the relevant member of the Buyer’s Group shall):

	8.15.1	as soon as practicable notify the Warrantors in writing of the potential Warranty Claim and of the matters which will or are likely to give rise to such Warranty Claim;

	8.15.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Warranty Claim without appropriate consultation with the Warrantors;

8.15.3

at all times disclose in writing to the Warrantors all material information and documents relating to the potential Warranty Claim or the matters which will or are likely to give rise to the potential Warranty Claim;

	8.15.4	if requested by the Warrantors, give them and their professional advisers reasonable access to:

(a) the personnel of the Buyer and/or the relevant member of the Buyer’s Group in order to interview the personnel; and

(b)

any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer and/or the relevant member of the Buyer’s Group in order to, at the Warrantors’ own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records; and

8.15.5

only take action to avoid, resist, contest, defend, compromise or remedy the potential Warranty Claim or the matters which will or are likely to give rise to such Warranty Claim after appropriate consultation with the Warrantors.

8.16

Any payment made by any Warrantor in respect of any Claim or any Seller in respect of any claim under this Agreement will be deemed to be a reduction in the Purchase Price payable to that Seller in accordance with clause 3 of this agreement.

8.17	Nothing in this clause 8 applies to exclude or limit the liability of the Warrantors:

	8.17.1	to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Warrantors; or

	8.17.2	in respect of a breach of any of the Title Warranties.

8.18	The Warrantors shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

9	Tax Covenant

The provisions of Schedule 6 apply in this agreement in relation to Taxation.

10	Indemnities

10.1

The Warrantors undertake to the Buyer that the Libraries are used in accordance with all applicable third party licence terms and open source software licence terms, and in the event that the Buyer identifies that any of the Libraries are not used in accordance with such applicable third party licence terms or open source software licence terms, the Warrantors will indemnify the Buyer against and shall pay to the Buyer a sum equal to, all liabilities, costs, expense, damages and losses and all other professional costs and expenses suffered or reasonably and properly incurred by the Buyer or the Company to:-

10.1.1

make any modification, enhancement or change to any software application necessary to ensure that all the use of all Libraries by the Buyer or the Company is in accordance with the applicable third party licence terms; and

	10.1.2	satisfy any third party claims arising out of the use of any of the Libraries other than in accordance with the applicable third party licence terms or open source licence terms.

10.2	Any payment made by the Warrantors in respect of an Indemnity Claim shall include:

	10.2.1	an amount in respect of all third party costs and expenses reasonably and properly incurred by the Buyer or the Company in bringing the relevant Indemnity Claim; and

10.2.2

any amount necessary to ensure that, after any Taxation of the payment, the Buyer or the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Taxation.

11	Restrictions on Warrantors

11.1	In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at Completion, or has been at any time during the period of twelve months immediately preceding the Completion Date, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business which is or (once trading) would be in competition with any part of the Business, as the Business was carried on at the Completion Date.

Restricted Customer: any person who is at Completion, or who has been at any time during the period of twelve months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company.

Restricted Person: any person who is at Completion or who has been at any time during the period of twelve months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company in an executive, managerial, sales or technical role.

11.2

Each Warrantor other than Realise Capital Partners LLP severally covenants that (except in the proper performance of his duties as a director, employee or consultant of the Company or the Buyer or with the prior written consent of the Buyer) he shall not:

	11.2.1	at any time during the period of two years commencing on the Completion Date, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business; or

11.2.2	at any time during the period of two years commencing on the Completion Date:

(a)

canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

(b)

induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with or to vary adversely the terms upon which it conducts business with the Company, or do any other thing which is reasonably likely to have such an effect; or

11.2.3

at any time during the period of two years commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to that Restricted Customer or Prospective Customer in competition with the Business (or any part of it) as it was carried on at the Completion Date; or

11.2.4

at any time during the period of two years commencing on the Completion Date, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of twelve months immediately preceding the Completion Date, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of goods or services to the Company, or to vary adversely the terms upon which it conducts business with the Company; or

11.2.5	at any time during the period of two years commencing on the Completion Date:

(a) offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person; or

(b) procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person,

(c)

provided that this restriction shall not apply in relation to an unsolicited response by a Restricted Person to a general recruitment process conducted in good faith which has not been targeted at any Restricted Persons; or

	11.2.6	at any time after Completion, use in the course of any business:

(a) the words “Kulu” or “Kulu Valley”; or

(b) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company in connection with the Business; or

(c) anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

	11.2.7	at any time after Completion, present himself or permit himself to be presented as:

(a) connected in any capacity with the Company; or

(b) interested or concerned in any way in the Sale Shares (or any of them); or

	11.2.8	at any time after Completion, do or say anything which may be harmful to the reputation of the Company.

11.3	Each Seller severally covenants that he or it shall not at any time during the period of two years commencing on the Completion Date:

	11.3.1	offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person; or

	11.3.2	procure or facilitate the making of any such offer or attempt by any other person in relation to a Restricted Person,

(a)

provided that this restriction shall not apply in relation to an unsolicited response by a Restricted Person to a general recruitment process conducted in good faith which has not been targeted at any Restricted Persons.

11.4

The covenants in clause 11.2 and 11.3 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and apply to actions carried out by a Warrantor or a Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on a Warrantor’s or a Seller’s own behalf or on behalf of, or jointly with, any other person.

11.5	Nothing in clause 11.2 shall prevent any Warrantor from holding for investment purposes only:

	11.5.1	units of any authorised unit trust; or

	11.5.2	not more than 5% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of FSMA).

11.6

Each of the covenants in clauses 11.2 and 11.3 is a separate undertaking by each Warrantor or Seller, as the case may be, in relation to himself or itself and his or its interests and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other covenants contained in that clause.

11.7

The parties acknowledge that the Warrantors have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clause 11.2 is considered fair and reasonable by the parties.

11.8	The consideration for the covenants contained in clauses 11.2 and 11.3 is included in the Purchase Price.

11.9	The obligations and liability of the Warrantors under this clause 11 shall be several and extend only to any loss or damage arising out of their own breaches.

12	Confidentiality and Announcements

12.1	Each Seller severally undertakes to each of the Buyer and the Company that he or it shall:

12.1.1

keep confidential the terms of this agreement and all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer’s Group;

	12.1.2	not disclose any of the information referred in clause 12.1.1 in whole or in part to any third party, except as expressly permitted by this clause 12; and

	12.1.3	not make any use of any of the information referred in clause 12.1.1, other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

12.2

Each Seller severally undertakes to each of the other Sellers to keep confidential the terms of this agreement and all confidential information that he or it has acquired about that Seller and to use the information only for the purposes contemplated by this agreement.

12.3	Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Company.

12.4	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

12.4.1

is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 12.1.1 in breach of this agreement); or

12.4.2

was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

12.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 12:

12.5.1

to those of its employees, officers, consultants, representatives or advisers (or those of any member of its Group) who need to know such information to enable them to advise on this agreement, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure; or

	12.5.2	in the case of the Buyer only, to a proposed transferee of the Sale Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or

	12.5.3	in the case of the Buyer only, to its funders, potential investors and their respective advisers, employees, officers, representatives or consultants; or

	12.5.4	with the prior consent in writing of all the other parties; or

	12.5.5	if such information relates to one party only, with the prior consent in writing of that party; or

	12.5.6	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement); or

	12.5.7	to the extent that the disclosure is required:

(a) by the laws of any jurisdiction to which that party is subject; or

(b) by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(c) to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(d) under any arrangement in place under which negotiations relating to terms and conditions of employment are conducted; or

(e) to protect that party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so and to the extent reasonably practicable in the circumstances) the party making the disclosure gives the other parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other parties in relation to the content of such disclosure.

12.6

Each party shall supply any other party with such information about itself, its Group or this agreement as that other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any securities exchange of competent jurisdiction to which that other party is subject.

12.7

Subject to clause 12.8, clause 12.9 and clause 12.10, no party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed and such consent shall be deemed to have been given in respect of any announcement that is in the agreed form referred to in clause 12.9).

12.8

Nothing in clause 12.7 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other parties and takes into account the reasonable requests of the other parties in relation to the content of such announcement before it is made.

12.9	The parties shall issue a press release in agreed form immediately after Completion.

12.10	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company, or any other member of the Buyer’s Group.

12.11	The obligations and liability of the Sellers under this clause 12 shall be several and extend only to any loss or damage arising out of their own breaches.

13	Further Assurance

13.1	The Sellers shall promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time for the purpose of giving full effect to this agreement.

13.2

The Warrantors shall give the Buyer such assistance as the Buyer may reasonably require for a period of up to 120 days in order to prepare audited accounts for the Company for the period to the Accounts Date and shall promptly provide the Buyer (and its agents or advisers) with access to such of their information, books and records as the Buyer (or its agents or advisers) may reasonably require in connection with the preparation of such audited accounts.

13.3	Pending registration of the Buyer as owner of the Sale Shares:

13.3.1

each Seller appoints the Buyer (acting by any of its directors from time to time) as its attorney with full power to exercise all rights in relation to the Sale Shares as the Buyer in its absolute discretion sees fit, including (but not limited to):

(a)

receiving notice of, attending and voting at any general meeting of the shareholders of the Company, including meetings of the members of any particular class of shareholder, and all or any adjournments of such meetings, or signing any resolution as registered holder of the Sale Shares;

		(b)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the Sale Shares;

(c)

dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Sale Shares or received in connection with the Sale Shares from the Company or any other person; and

		(d)	otherwise executing, delivering and doing all deeds, instruments and acts in the Seller’s name insofar as may be done in the Seller’s capacity as registered holder of the Sale Shares; and

	13.3.2	each Seller undertakes:

		(a)	not to exercise any rights attaching to the Sale Shares or exercisable in the Seller’s capacity as registered holder of the Sale Shares without the Buyer’s prior written consent;

(b)

to hold on trust for the Buyer all dividends and other distributions received by the Seller in respect of the Sale Shares and promptly notify the Buyer of anything received by the Seller in the Seller’s capacity as registered holder of the Sale Shares;

(c)

to act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by the Seller in the Seller’s capacity as registered holder of the Sale Shares; and

(d) to ratify and confirm whatever the Buyer does or purports to do in good faith in the exercise of any power conferred by the power of attorney contained in this clause 13.3.
14	Assignment

14.1

Subject to the further provisions of this clause 14, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

14.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

14.3	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to

14.3.1

another member of its Group. The Buyer shall procure that such assignee assigns any rights assigned to it in accordance with this clause 14.3.1 back to the Buyer or another member of the Buyer’s Group immediately before it ceases to be a member of the Buyer’s Group; or

	14.3.2	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

14.4	If there is an assignment or transfer of the Buyer’s rights in accordance with clause 14.3:

	14.4.1	the Sellers may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment;

	14.4.2	the assignee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement; and

	14.4.3	the Sellers’ liability to the assignee shall be no greater than their liability to the Buyer would have been if the assignment had not taken place.

15	Entire Agreement

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

16	Variation and Waiver

16.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

17	Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

18	Notices

18.1	For the purposes of this clause 18, but subject to clause 18.8, notice includes any other communication.

18.2	A notice given to a party under or in connection with this agreement:

	18.2.1	shall be in writing and in English;

	18.2.2	shall be signed by or on behalf of the party giving it;

18.2.3

shall be sent to the relevant party for the attention of the contact and to the address specified in Schedule 1 or clause 18.4 (as the case may be), or such other address or person as that party may notify to the others in accordance with the provisions of this clause 18;

	18.2.4	shall be:

(a) delivered by hand; or

(b) sent by pre-paid first class post, recorded delivery or special delivery; or

(c) sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

	18.2.5	is deemed received as set out in clause 18.6.

18.3	Any notice to be given under this agreement to or by:

	18.3.1	all of the Sellers is deemed to have been properly given if it is given to or by the Sellers’ Representative specified in clause 18.4; or

	18.3.2	some only of the Sellers shall be given to or by the Seller concerned (and in the case of a notice to a Seller) to his address as set out in Schedule 1.

18.4	The addresses for service of notices on the Sellers’ Representative and the Buyer are:

	18.4.1	Sellers’ Representative

(a) name: Summit Rai

(b) address: Flat 408 Marshall Building, No 3 Hermitage Street, London W2 1PB

	18.4.2	Buyer

(a) address: 7725 Washington Avenue South, Minneapolis, MIN 55439 USA

(b) for the attention of: James L. Stewart

18.5

A party may change its details for service of notices as specified in clause 18.4 or Schedule 1 (as the case may be) by giving notice to each of the other parties. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

	18.5.1	the date (if any) specified in the notice as the effective date for the change; or

	18.5.2	five Business Days after deemed receipt of the notice of change.

18.6	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

	18.6.1	if delivered by hand, on signature of a delivery receipt; or

	18.6.2	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or

	18.6.3	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

	18.6.4	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt; or

18.6.5

if deemed receipt under the previous paragraphs of this clause 18.6 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

18.7	To prove service, it is sufficient to prove that:

	18.7.1	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

	18.7.2	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

18.8	This clause 18 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

19	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

20	Agreement Survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21	Third party rights

21.1

Except as expressly provided in clause 21.2, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

21.2

The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and the Officers (as defined in clause 6.8), and shall be enforceable by each of them to the fullest extent permitted by law:

	21.2.1	Clause 6 (Warranties) and Schedule 5(Warranties), subject to clause 8 (Limitations on Claims);

	21.2.2	Clause 9 (Tax Covenant) and Schedule 6 (Tax Covenant);

	21.2.3	Clause 10 (Indemnities);

	21.2.4	Clause 11 (Restrictions on Warrantors); and

	21.2.5	Clause 12 (Confidentiality and Announcements).

21.3	The rights of the parties to agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

22	Successors

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

23	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

24	Rights and Remedies

24.1	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

24.2	Notwithstanding the provisions of clause 24.1, this agreement shall not be capable of rescission except in the event of fraud.

25	Governing law and Jurisdiction

25.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

25.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document is executed as a deed and is delivered on the date stated at the beginning of it.

Schedule 1
Particulars Warrantors

Warrantor’s name	Warrantor’s address

Sumit Neil Vishnu Rai	[Address on file.]

Robert Long	[Address on file.]

Realise Capital Partners LLP	[Address on file.]

Schedule 2
Particulars of the Company

Name:	Kulu Valley Ltd

Registration number:	04602658

Registered office:	91 Goswell Road

London

EC1V 7EX

Issued share capital:	Amount: £178.15 Divided into: 1,781,525 ordinary shares of £0.0001 each

Registered shareholders (and number of Sale Shares held):	As set out in the Disclosure Letter.

Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	N/A

Directors and shadow directors:	Richard Mark Fifield

Sumit Neil Vishnu Rai

Glenn Woodcock

Secretary:	None

Auditors:	None

Registered charges:	Rent deposit deed in favour of Pulman House LLP created on 3 September 2010

Schedule 3
Completion

Part 1
What the Sellers shall deliver to the Buyer at Completion

1	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following:

	1.1.	the Minority SPAs executed by the sellers of the Minority Sale Shares, together with the completion deliverables for such sellers as set out in the Minority SPAs;

	1.2.	the Escrow Letter executed by the Sellers’ Representative and the Sellers’ Solicitors;

	1.3.	transfers of the Sale Shares, in agreed form, executed by the registered holders in favour of the Buyer;

	1.4.	the share certificates for the Sale Shares in the names of the registered holders or an indemnity, in agreed form, for any lost certificates;

	1.5.	any waivers, consents or other documents required to enable the Buyer to be registered as the holder of the Sale Shares, in each case in agreed form;

	1.6.	a duly certified copy of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

1.7.

in relation to the Company, the statutory registers and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

	1.8.	the written resignation, in agreed form and executed as a deed, of Richard Fifield and Glenn Woodcock from their respective offices with the Company;

	1.9.	signed minutes, in agreed form, of the board meeting required to be held pursuant to Part 2 of this Schedule 3;

	1.10.	in relation to the Company:

		1.10.1.	statements from each bank at which it has an account, giving the balance of each account at the close of business on the date falling two Business Days before Completion;

		1.10.2.	all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

		1.10.3.	details of its cash book balances; and

		1.10.4.	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above;

	1.11.	all title deeds relating to the Properties;

1.12.	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 12.1 of Part 1 of Schedule 5 has been repaid or discharged;

1.13.	the service agreements, in agreed form, to be made between the Company and the following Sellers on Completion, duly executed by the relevant Seller:

	1.13.1.	Sumit Rai; and

	1.13.2.	Robert Long;

1.14.	the Disclosure Letter, duly executed by each of the Warrantors; and

1.15.	the Investor Questionnaire duly completed and executed by each of the Sellers receiving Consideration Shares pursuant to this agreement.

Part 2
Matters for the board meeting at Completion

1	The Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:

	1.1.	in the case of the Company only, the approval of the registration of the transfer of the Sale Shares, subject only to the transfers being stamped at the cost of the Buyer;

	1.2.	acceptance of the resignations referred to in paragraph 1.8 of Part 1 of this Schedule 3 with effect from the end of the relevant board meeting;

1.3.

approval of the appointment of the persons nominated by the Buyer as directors of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association) with effect from the end of the relevant board meeting;

	1.4.	the accounting reference date of the Company shall be changed to such date as is required by the Buyer;

	1.5.	the address of the registered office of the Company shall be changed to such address as is required by the Buyer;

	1.6.	all existing instructions and authorities to the bankers of the Company shall be revoked and replaced with new instructions and authorities as the Buyer requires;

	1.7.	the approval of the entry by the Company into the service agreements referred to in paragraph 1.13 of Part 1 of this Schedule 3.

Schedule 4
Completion Accounts

1	Definitions and Interpretation

	1.1.	The definitions in this paragraph apply in this agreement.

Accounting Standards: generally accepted accounting principles, policies, standards and practices applied in the UK as at the Effective Time, including Statements of Standard Accounting Practice, Financial Reporting Standards (other than FRS 100, FRS 101, FRS 102 and FRS 103) and Urgent Issues Task Force Abstracts issued by the Financial Reporting Council (and, for the avoidance of doubt, excluding International Accounting Standards and International Financial Reporting Standards issued by the International Accounting Standards Board).

Cash: the aggregate amount of all unrestricted:

		1	cash in hand;

		2	cash standing to the credit of any account with a bank or other financial institution (less the amount of any uncleared cheques drawn on such accounts);

		3	cash equivalents; and

4

amounts representing the cash or amounts payable by the sellers of the Minority Sale Shares and Robert Long to the Company in respect of the issue of their respective Minority Sale Shares and Sale Shares (as the case may be), in each case to which the Company is beneficially entitled as at the Effective Time and as shown in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 4 of this Schedule.

Completion Accounts: the balance sheet of the Company as at the Effective Time, as prepared and agreed or determined in accordance with this Schedule.

Completion Statement: a statement setting out the amount of the Cash, Indebtedness and Working Capital as shown in, or derived from, the Completion Accounts, together with the resulting calculation of the Completion Adjustment, as prepared and agreed or determined in accordance with this Schedule.

Dispute Notice: has the meaning set out in paragraph 2.3 of this Schedule.

Draft Documents: has the meaning set out in paragraph 2.1 of this Schedule.

Effective Time: the close of business on the Completion Date.

Expert: a member of an independent firm of chartered accountants of repute appointed in accordance with paragraph 3 of this Schedule to resolve any dispute arising between the parties in connection with the preparation of the Completion Accounts or the Completion Statement.

Indebtedness: in relation to the Company, the aggregate amount of its borrowings and other financial indebtedness in the nature of borrowing, including (without double counting):

		1	borrowings from any bank, financial institution or other entity;

		5	indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;

6

obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading);

		7	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise);

		8	any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing; and

9

all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above, together with any prepayment premiums or other penalties, fees, expenses or breakage costs arising (or which would arise) in connection with the repayment of any such borrowings or indebtedness on the Completion Date, in each case as at the Effective Time and shown in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 4 of this Schedule.

Resolution Period: has the meaning set out in paragraph 2.6 of this Schedule.

Review Period: the period of 15 Business Days commencing on the first Business Day after the day on which the Sellers’ Representative receives the Draft Documents from the Buyer in accordance with paragraph 2.1 of this Schedule.

Working Capital: the aggregate current assets (but excluding those included within Cash) less the aggregate current liabilities (but excluding those included within Indebtedness) of the Company, in each case as at the Effective Time and as set out in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques referred to in paragraph 4 of this Schedule.

	1.2.	Any period of time specified in this Schedule may be extended by agreement in writing between the Buyer and the Sellers.

2	Preparation of Completion Accounts

2.1.

As soon as practicable, and in any event no later than 20 Business Days after the Completion Date, the Buyer shall prepare and deliver to the Sellers’ Representative drafts of the Completion Accounts and the Completion Statement drawn up in accordance with paragraph 4 of this Schedule (together the Draft Documents).

2.2.

The Sellers shall promptly provide the Buyer (and its agents or advisers) with access to such of their information, books and records as the Buyer (or its agents or advisers) may reasonably require in connection with the preparation of the Draft Documents.

2.3.

No later than the last day of the Review Period, the Sellers’ Representative shall serve a written notice on the Buyer stating whether or not it agrees with the Draft Documents. In the case of any disagreement, the notice (Dispute Notice) shall specify in reasonable detail:

	2.3.1.	each matter or item in dispute; and

	2.3.2.	any adjustments which, in the Sellers’ Representative’s opinion, should be made to the Draft Documents.

2.4.

During the Review Period, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers’ Representative and its agents or advisers) to access and review the Buyer’s working papers relating to the preparation of the Draft Documents and such books and records of the Company as the Sellers’ Representative (or its agents or advisers) may reasonably require for the purpose of reviewing the Draft Documents.

2.5.	If, during the Review Period, the Sellers’ Representative:

2.5.1.

serves a written notice on the Buyer confirming its agreement with the Draft Documents, they shall, with effect from the date of service of such notice, constitute the Completion Accounts and the Completion Statement and shall be final and binding on the parties; or

2.5.2.

fails to serve a Dispute Notice, the Draft Documents shall, with effect from the expiry of the Review Period, constitute the Completion Accounts and the Completion Statement and shall be final and binding on the parties.

2.6.

If the Sellers’ Representative serves a Dispute Notice in accordance with paragraph 2.3 of this Schedule, the Buyer and the Sellers’ Representative shall, during the period of 15 Business Days commencing on the date of the Buyer’s receipt of the Dispute Notice (Resolution Period), seek in good faith to reach agreement on the disputed matters. If, before the Resolution Period expires, the disputed matters are:

2.6.1.

resolved by the Buyer and the Sellers’ Representative in writing, the Draft Documents (revised as necessary to reflect the parties’ agreement) shall constitute the Completion Accounts and the Completion Statement, and shall be final and binding on the parties with effect from the date of their agreement; or

2.6.2.

not resolved by the parties in writing, then at any time following the expiry of the Resolution Period either the Buyer or the Sellers’ Representative may, by written notice to the other, require the disputed matters to be referred to an Expert for determination in accordance with paragraph 3 of this Schedule.

	2.7.	The Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation, review and agreement of the Completion Accounts and the Completion Statement.

3	Expert Determination

3.1.

If a notice is served by either the Buyer or the Sellers’ Representative pursuant to paragraph 2.6.2 of this Schedule, the Buyer and the Sellers’ Representative shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert. Neither the Buyer nor the Sellers’ Representative shall unreasonably withhold its agreement to the terms of appointment proposed by the Expert or the other party.

3.2.

If the Buyer and the Sellers’ Representative fail to agree on an Expert and his terms of appointment within 10 Business Days of either serving details of a proposed Expert, either the Buyer or the Sellers’ Representative shall be entitled to request the President or other senior officer for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert and to agree his terms of appointment on behalf of the parties.

3.3.

Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Expert’s determination shall be limited to determining the unresolved matters in the Dispute Notice relating to:

		3.3.1.	whether the Draft Documents have been prepared in accordance with the requirements of this Schedule;

		3.3.2.	whether any errors have been made in the preparation of the Draft Documents; and

		3.3.3.	any consequential adjustments, corrections or modifications that are required in order for the Draft Documents to have been prepared in accordance with the requirements of this Schedule.

3.4.

The Buyer and the Sellers’ Representative shall co-operate with the Expert and shall give the Expert reasonable access to any documents, books and records in that party’s possession or control, which the Expert may reasonably require for the purpose of making his determination.

3.5.

The Buyer and the Sellers’ Representative shall be entitled to make submissions to the Expert and each of the Buyer and the Sellers’ Representative shall, with reasonable promptness, supply the other with all such information and access to its documentation, books and records as the other may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

3.6.

To the extent not provided for in this paragraph 3, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of his determination as he considers just or appropriate.

3.7.

Unless otherwise agreed by the Buyer and the Sellers’ Representative, the Expert shall be required to make his determination in writing (including reasons for his determination) and to provide a copy to each of the Buyer and the Sellers’ Representative as soon as reasonably practicable and in any event within 30 Business Days of his appointment.

3.8.	All matters under this paragraph 3 shall be conducted, and the Expert’s decision shall be written, in the English language.

3.9.	The Expert shall act as an expert and not as an arbitrator.

3.10.	Save in the event of manifest error or fraud:

	3.10.1.	the Expert’s determination of any matters referred to him under this Schedule shall be final and binding on the parties; and

3.10.2.

the Draft Documents, subject to any adjustments, corrections or modifications that are necessary to give effect to the Expert’s determination, shall constitute the Completion Accounts and the Completion Statement for the purpose of this agreement.

3.11.	If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within the period required by this paragraph 3:

	3.11.1.	the Buyer and the Sellers’ Representative shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert;

3.11.2.

if the Buyer and the Sellers’ Representative fail to agree and appoint a replacement Expert within 10 Business Days of a replacement being proposed in writing by a party, then either the Buyer and the Sellers’ Representative may apply to the President or other senior officer for the time being of the Institute of Chartered Accountants of England and Wales to discharge the appointed Expert and to appoint a replacement Expert; and

	3.11.3.	this paragraph 3 shall apply in relation to each and any replacement Expert as if he were the first Expert appointed.

3.12.

Each party shall bear and pay their own costs incurred in connection with the Expert’s determination pursuant to this paragraph 3. The Expert’s fees and any costs or expenses incurred in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne:

	3.13.	in accordance with the written direction of the Expert, taking into account the merits of the respective parties’ arguments in relation to the Draft Documents; or

	3.14.	in the absence of any such direction of the Expert, equally between the Buyer on the one hand and the Sellers on the other hand.

4	Basis for Preparing the Completion Accounts

	4.1.	The Completion Accounts shall be prepared on the following basis, and in the order of priority shown below:

4.1.1.

applying the same accounting principles, policies, standards and practices, with consistent classifications, judgements, valuation and estimation techniques, as were used in the preparation of the Accounts;

		4.1.2.	to the extent not provided for by the matters referred to in paragraph 4.1.1 above, in accordance with the Accounting Standards.

5	Sample Completion Accounts

For illustrative purposes only, an example set of Completion Accounts and a Completion Statement and a sample calculation for the Completion Adjustment and its payment are set out on the following page:

Schedule 5
Warranties

Part 1
General Warranties

1	Shares in the Company

	1.1.	The Company:

		1.1.1.	does not hold or beneficially own and has not agreed to acquire, any shares, loan capital or any other securities in any company;

		1.1.2.	has not at any time had any subsidiaries or subsidiary undertakings;

		1.1.3.	is not and has not agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

		1.1.4.	does not control or take part in the management of any company or business organisation, nor has it agreed to do so; and

		1.1.5.	does not have any branch or permanent establishment, outside its country of incorporation.

	1.2.	The Company has not at any time:

		1.2.1.	purchased, redeemed, reduced, forfeited or repaid any of its own share capital; or

		1.2.2.	given any financial assistance in contravention of any applicable law or regulation; or

		1.2.3.	allotted or issued any securities that are convertible into shares.

1.3.

No shares in the capital of the Company have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company and all such transfers have been duly stamped (where applicable).

	1.4.	A schedule of all Shareholders immediately prior to Completion is set out in the Disclosure Letter.

2	Constitutional and Corporate Documents

	2.1.	Copies of the memorandum and articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

		2.1.1.	are true, accurate and complete in all respects;

		2.1.2.	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

		2.1.3.	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

2.2.

All statutory books and registers of the Company have been properly kept, are written up to date and contain a true and accurate record of all matters which should be contained in them. No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

2.3.

All returns, particulars, resolutions and other documents that the Company is required by the Companies Act 2006 to file with, or deliver to, the Registrar of Companies in England and Wales have been correctly made up and duly filed or delivered.

2.4.

All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

	2.5.	Either originals or copies of all material deeds and documents belonging to the Company, or to which any of them is a party, are in the possession of the Company.

3	Information

	3.1.	The particulars of the Company set out in Schedule 2are true and accurate and, so far as the Warrantors are aware, not misleading.

	3.2.	The Replies to Enquiries are true and accurate and, so far as the Warrantors are aware, not misleading.

4	Compliance with Laws

	4.1.	The Company has at all times conducted its business in material accordance with, and has acted in material compliance with, all applicable laws and regulations of any relevant jurisdiction.

4.2.

Neither the Company nor any of its directors or employees (current or past) for whose acts the Company is vicariously liable has been convicted of an offence in relation to the business or affairs of the Company.

5	Licences and Consents

5.1.

The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the Completion Date (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

	5.2.	Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents (or any of them).

	5.3.	So far as the Warrantors are aware, there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

6	Insurance

6.1.

The Company maintains, and has in the last 6 years maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

	6.2.	Copies of all existing insurance policies maintained by or on behalf of the Company (Policies) have been Disclosed.

	6.3.	The Policies are in full force and effect, all premiums due on them have been paid and all other material conditions of the Policies have been performed and observed.

	6.4.	The Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies, or that may adversely affect the renewal of any of the Policies.

	6.5.	None of the Policies:

		6.5.1.	are subject to any special or unusual terms or restrictions, or to the payment of any premium in excess of the normal rate; or

		6.5.2.	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or

		6.5.3.	are capable of being terminated, or will otherwise cease to be available to the Company as a result of Completion.

	6.6.	The Disclosure Letter contains accurate details of all insurance claims made by the Company during the period of 12 months ending on the Completion Date.

6.7.

There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Warrantors are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

7	Powers of Attorney and Power to Bind

	7.1.	There are no powers of attorney granted by the Company which are currently in force.

	7.2.	So far as the Warrantors are aware, no person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business

	7.3.	The Disclosure Letter specifies those persons who have authority to bind the Company in the ordinary course of the Business.

8	Disputes and Investigations

8.1.

Neither the Company nor any of its respective Directors, nor, so far as the Warrantors are aware, any person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 8 as Proceedings):

8.1.1.

any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

		8.1.2.	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

8.2.

No Proceedings have been threatened or are pending by or against the Company, any Director or, so far as the Warrantors are aware, any person for whose acts the Company may be vicariously liable and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Proceedings.

	8.3.	The Company:

8.3.1.

is not affected by any existing or pending judgment, order or other decision or ruling of a court, tribunal, arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction; or

8.3.2.

has not given any undertaking to any court, tribunal, arbitrator, or any governmental, regulatory or similar body or any other third party arising out of, or in connection with, any Proceedings which remains in force.

9	Defective Products and Services

	9.1.	The Company has not manufactured or sold any products or supplied any services which were at the time they were manufactured, sold or supplied, faulty or defective or did not materially comply with:

		9.1.1.	any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

		9.1.2.	any laws, regulations, standards and requirements applicable to such products or services.

	9.2.	No proceedings have been started, or have been threatened, or so far as the Warrantors are aware pending against the Company:

		9.2.1.	in which it is claimed that any product manufactured or sold by the Company is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property when applied or used as intended; or

		9.2.2.	in respect of any services supplied by the Company.

9.3.

There are no material disputes between the Company and any of its respective customers, clients or any other third parties in connection with any products or services manufactured, sold or supplied by the Company.

10	Customers and Suppliers

	10.1.	The definition in this paragraph applies in this agreement.

Material Counterparty: any customer, client or supplier of the Company that represented at least 10% of the total purchases or supplies made by or to the Company during the period of 12 months ending on the Completion Date.

	10.2.	In the period of 12 months ending on the Completion Date:

		10.2.1.	no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company;

		10.2.2.	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

10.2.3.

the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or reduction in trading with, any Material Counterparty, or a material adverse change in the terms on which any such Material Counterparty does business with the Company.

	10.3.	So far as the Warrantors are aware, none of the matters referred to in paragraph 10.2 of Part 1 of this Schedule 5is likely to occur.

	10.4.	No Material Counterparty accounted for more than 25% of the aggregate sales or purchases (as applicable) made by the Company during the financial period ended on the Accounts Date.

11	Contracts

	11.1.	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to, or bound by, and which is of material importance to the business, profits or assets of the Company.

	11.2.	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

		11.2.1.	is a Material Contract; or

	11.2.2.	is not in the ordinary and usual course of the Business; or

	11.2.3.	may be terminated as a result of a change of Control of the Company; or

	11.2.4.	restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; or

	11.2.5.	involves agency or distributorship; or

	11.2.6.	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements; or

	11.2.7.	involves the grant of any sole or exclusive rights by or to the Company; or

	11.2.8.	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

	11.2.9.	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

	11.2.10.	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £15,000; or

	11.2.11.	requires the Company to pay any commission, finders’ fee, royalty or the like; or

	11.2.12.	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

	11.2.13.	is not on arm’s-length terms; or

	11.2.14.	provides for payments or other dealings in or calculated by reference to the euro or which will otherwise be affected by any changes in connection with the European Monetary Union; or

	11.2.15.	is a finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any asset by instalment payments in excess of £2,000 per month.

11.3.

There are no outstanding or ongoing negotiations of material importance to the Business, profits or assets of the Company, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract, or a contract of any other type as referred to in paragraph 11.2 of Part 1 of this Schedule 5.

11.4.	Each Material Contract is in full force and effect and binding on the parties to it.

11.5.	Neither the Company nor, so far as the Warrantors are aware, any other counterparty is (or will, with the lapse of time, be) in default of:

		11.5.1.	any Material Contract; or

		11.5.2.	any other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company,

and no such default has been threatened and, so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such default.

11.6.

No notice of termination of a Material Contract has been received or served by the Company and, so far as the Warrantors are aware, there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12	Transactions with the Sellers and Sellers’ Interests

	12.1.	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

		12.1.1.	a Seller, or any person Connected with a Seller; or

		12.1.2.	a Director, or any person Connected with a Director.

12.2.

None of the Warrantors, nor any person Connected with a Warrantor, has a claim of any nature against the Company, or has assigned to any person the benefit of any such claim and, so far as the Warrantors are aware, neither has any other Seller.

12.3.

None of the Warrantors is at the Completion Date, or has been at any time during the period of two years immediately preceding the Completion Date, concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business as it is carried on at the Completion Date.

13	Finance and Guarantees

	13.1.	The Disclosure Letter contains full particulars of:

		13.1.1.	all money currently borrowed by the Company; and

		13.1.2.	all loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all documents relating to such Financial Facilities.

	13.2.	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

		13.2.1.	its articles of association; or

	13.2.2.	any debenture or other deed or document binding on the Company.

13.3.	There are no circumstances or matters which, so far as the Warrantors are aware, could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.

13.4.

No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

13.5.

The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or threatening the enforcement of any Encumbrance which it holds over the assets of the Company.

13.6.

No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by the Company or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise), nor has any such person agreed to do so.

13.7.

The Company has not given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

13.8.	The Company has not:

	13.8.1.	factored or discounted any of its debts; or

	13.8.2.	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

	13.8.3.	waived any right of set-off it may have against any third party.

13.9.

The Company does not have any outstanding loan capital and has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

13.10.	The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:

	13.10.1.	have been realised in accordance with their terms;

	13.10.2.	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

	13.10.3.	are not subject to any right of set-off or counterclaim.

	13.11.	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

13.12.

Particulars of the balances of all the bank accounts of the Company, showing the position two Business Days prior to the Completion Date, have been Disclosed and the Company does not have any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than payments in the ordinary course of the Business.

14	Liabilities

14.1.

The Company does not have any material liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary course of the Business since the Accounts Date.

	14.2.	No sum is owing by the Company to its auditors, solicitors or other professional advisers, and no accrual ought properly be made by it respect of any such sum.

15	Effect of Sale of Sale Shares

Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

	15.1.	cause the Company to lose the benefit of any asset, right or privilege it presently enjoys and which is material to the Business; or

15.2.

relieve any person of any material obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other material adverse right in respect of the Company; or

15.3.

result in any Material Counterparty being entitled to cease dealing with the Company, or materially reducing its level of business, or materially changing the terms on which it deals, with the Company; or

	15.4.	result in the loss or material impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business; or

	15.5.	result in any officer or senior employee (being an employee with a basic salary in excess of £50,000) leaving the Company; or

	15.6.	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

15.7.

result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

	15.8.	entitle any person to receive from the Company any finders fee, brokerage or other commission in connection with the Transaction; or

	15.9.	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

	15.10.	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in the Company,

but without the Warrantors having made enquiry of any supplier, customer or employee.

16	Insolvency

	16.1.	The Company:

		16.1.1.	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation; or

		16.1.2.	has not stopped paying its debts as they fall due.

	16.2.	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

		16.2.1.	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

16.2.2.

some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

		16.2.3.	a person is appointed to manage the affairs, business and assets of the Company on behalf of their creditors; or

		16.2.4.	the holder of a charge over any of the assets of the Company is appointed to control the business and/or any assets of the Company.

	16.3.	In relation to the Company:

		16.3.1.	no administrator has been appointed;

		16.3.2.	no documents have been filed with the court for the appointment of an administrator; and

16.3.3.

no notice of an intention to appoint an administrator has been given by the relevant company, its Directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

	16.4.	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

	16.5.	No distress, execution or other process has been levied or enforced on, and no creditor or encumbrancer has taken control of, any goods or assets of the Company.

	16.6.	None of the Warrantors has:

		16.6.1.	had a bankruptcy petition presented against him or been declared bankrupt; or

		16.6.2.	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986; or

		16.6.3.	entered into, or has proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or

		16.6.4.	been subject of any other event analogous to the foregoing in any jurisdiction,

and, so far as the Warrantors are aware, neither has any of the other Sellers.

17	Accounts

17.1.

The Accounts have been prepared in material accordance with generally accepted accounting principles (GAAP) applied in the UK (incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council, but excluding International Financial Reporting Standards) and in material accordance with the applicable law and regulations in the UK.

	17.2.	The Accounts comply with section 393 of the Companies Act 2006.

	17.3.	The Accounts:

		17.3.1.	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

		17.3.2.	do not overstate the value of current or fixed assets; and

		17.3.3.	do not understate any liabilities (whether actual or contingent).

	17.4.	The Accounts give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on the Accounts Date.

	17.5.	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other known and material liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

17.6.

The Accounts are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

	17.7.	The Accounts have been filed in accordance with the requirements of all applicable laws and regulations.

17.8.

The Accounts have been prepared on a basis consistent with the annual accounts of the Company for the two prior accounting periods without any material change in accounting policies used except to the extent required by law or in accordance with the recommendations of GAAP.

17.9.

The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

18	Changes Since Accounts Date

Since the Accounts Date:

	18.1.	the Company has conducted the Business in the normal course and as a going concern;

	18.2.	there has been no material adverse change in the turnover, financial position or prospects of the Company;

	18.3.	the Company has not issued or agreed to issue any share or loan capital;

	18.4.	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

	18.5.	the Company has not borrowed or raised any money or given or taken any form of financial security;

18.6.

no capital expenditure has been incurred on any individual item by the Company in excess of £15,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £10,000;

	18.7.	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

18.8.

the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days past their due date; and

	18.9.	there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company or the relevant Subsidiary after the Accounts Date, at a figure no greater than cost).

19	Financial and Other Records

	19.1.	All financial and other records of the Company (Records):

		19.1.1.	have been properly prepared and maintained;

19.1.2.

constitute an accurate record of all matters required by law to appear in them, and in the case of the accounting records, comply with the requirements of section 386 and section 388 of the Companies Act 2006;

		19.1.3.	do not contain any material inaccuracies or discrepancies; and

		19.1.4.	are in the possession of the Company.

	19.2.	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

	19.3.	To the extent that any of the Records are maintained or stored electronically:

		19.3.1.	the Company is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and

		19.3.2.	such Records are adequately backed-up.

20	Assets

20.1.

The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with and material to the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

		20.1.1.	legally and beneficially owned by the Company;

		20.1.2.	not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

		20.1.3.	in the possession and control of the Company.

20.2.

None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

	20.3.	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.

21	Plant and Equipment

	21.1.	The plant, machinery, vehicles, office and other equipment used by the Company in connection with the Business:

		21.1.1.	have been properly maintained;

		21.1.2.	are reasonably capable of doing the work for which they were acquired; and

		21.1.3.	are not surplus to the current requirements of the Company.

22	Intellectual Property

	22.1.	The definition in this paragraph applies in this agreement:

Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

22.2.

Accurate particulars are set out in Part 1 and Part 2 of Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and all material unregistered Intellectual Property Rights owned, used or held for use by the Company.

22.3.

Accurate particulars are set out in Part 3 and Part 4 of Schedule 7 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company:

		22.3.1.	uses or exploits Intellectual Property Rights owned by any third party; or

		22.3.2.	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

22.4.

Except as set out in Part 3 and Part 4 of Schedule 7, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7, free from all Encumbrances.

	22.5.	The Company has sufficient Intellectual Property Rights required to carry on the Business as it is conducted at the date of this agreement.

22.6.

The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7 are valid, subsisting and enforceable and, so far as the Warrantors are aware, nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

	22.6.1.	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

22.6.2.

all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential by the Company and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

22.6.3.

so far as the Warrantors are aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name;

	22.6.4.	so far as the Warrantors are aware, nothing has been done, or not been done, which might render any registered trademark owned or used by the Company liable to be revoked or declared invalid;

22.6.5.

there are no outstanding or potential claims against the Company under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Intellectual Property Rights; and

	22.6.6.	there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use by the Company of such rights.

22.7.

Nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

22.8.	So far as the Warrantors are aware:-

	22.8.1.	there has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 7; nor

	22.8.2.	there has been no third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and

	22.8.3.	no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

22.9.	The agreements and licences set out in Part 3 and Part 4 of Schedule 7:

		22.9.1.	are valid and binding;

		22.9.2.	so far as the Warrantors are aware, have not been the subject of any breach or default by any party;

		22.9.3.	are not the subject of any claim, dispute or proceeding against the Company, pending or threatened; and

		22.9.4.	have, where required, been duly recorded or registered by the Company.

	22.10.	A change of Control of the Company will not result in the termination of, or have a material adverse effect on, any of the Intellectual Property Rights set out in Schedule 7.

	22.11.	The activities of the Company:

		22.11.1.	have not infringed and do not infringe the Intellectual Property Rights of any third party so far as the Warrantors are aware;

		22.11.2.	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

23	Information Technology

	23.1.	The definitions in this paragraph apply in this agreement.

IT Contracts: all written and oral arrangements and agreements (including those currently being negotiated) under which any third party (including without limitation any source code deposit agents) provides or will provide any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance and services agreements.

IT System: all computer hardware (including network and telecommunications equipment), databases (Databases) and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) (Software) owned, used, leased or licensed by or to the Company.

Virus: any program which contains malicious code or infiltrates or materially damages a computer system without the owner’s informed consent or is designed to do so or which is hostile or intrusive to the owner or user and has no legitimate purpose.

23.2.

Accurate particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 8and the Warrantors have no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business.

23.3.

Except to the extent provided in the IT Contracts, the Company is the owner of and in possession of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them post-Completion to make exclusive and unrestricted use of the IT System for the purposes of the Business.

23.4.

The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a material breach of any such contract by the Company.

23.5.	There are and have been no claims, disputes or proceedings arising or threatened against the Company under any of the IT Contracts.

23.6.	None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company.

23.7.	The Company has either:

	23.7.1.	possession or control of the Source Code of all Software, and there has been no unauthorised disclosure of such Source Code; or

23.7.2.

the right to gain access to the Source Code of all Software under the terms of source code deposit agreements with the owners of the rights in the relevant Software and deposit agents (particulars of which are set out in Part 2 of Schedule 8).

23.8.	The elements of the IT System:

	23.8.1.	are functioning properly and in material accordance with all applicable specifications and with the service levels set out in the IT Contracts and are fit for the purpose of the Business;

	23.8.2.	are not materially defective in any respect and have not been materially defective or materially failed to function during the last 12 months;

	23.8.3.	do not contain any Virus and have not within the last 12 months been infected by any Virus or accessed by any unauthorised person so far as the Warrantors are aware;

	23.8.4.	have sufficient capacity, scalability and performance to meet the current and reasonably foreseeable requirements of the Business;

	23.8.5.	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

23.8.6.

have been properly maintained, all versions of the Software used by the Business are, so far as the Warrantors are aware, currently supported by the respective owners of the Software and the IT System has the benefit of maintenance and support agreements, complete and accurate particulars of which are set out in Part 2 of Schedule 8.

23.9.	To the extent required, the Company has implemented international security standards ISO/IEC 27001: 2005 (Information Security Management Systems:

Requirements) and ISO/IEC 27002: 2005 (Code of Practice for Information Security Management) with regard to use of the IT System for the purposes of the Business.

23.10.

The Company has in place a disaster recovery plan which would enable the Business to continue if there were significant damage to or destruction of some or all of the IT System, and a data security breach plan, each of which was made in accordance with best industry practice. A copy of each plan is attached to the Disclosure Letter.

23.11.

The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or its suppliers or customers which depend on date-programmed control devices) has not been affected, and will be unaffected, by any changes in dates (past, present or future). In particular:

		23.11.1.	no value for a current date has caused or will cause any interruption in operation;

		23.11.2.	date-based functionality has behaved and will behave consistently for all dates;

		23.11.3.	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

		23.11.4.	all leap years will be recognised as such.

	23.12.	The IT System is capable of:

		23.12.1.	performing its functions in multiple currencies, including the euro;

		23.12.2.	satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EU Regulation 1103/97;

		23.12.3.	displaying and printing the generally accepted symbols for the euro and any other currency; and

		23.12.4.	processing the generally accepted codes for the euro and any other currency.

	23.13.	No Databases have suffered any loss or corruption.

24	Data Protection

	24.1.	The Company has notified registrable particulars under the DPA 1998 of all personal data held by them to the extent required by the DPA 1998 and:

		24.1.1.	has renewed such notifications and has notified any changes occurring in between such notifications as required by the DPA 1998;

		24.1.2.	has paid all fees payable in respect of such notifications;

		24.1.3.	the contents of such notifications (copies of which are included in the Disclosure Letter) are accurate; and

		24.1.4.	so far as the Warrantors are aware, there has been no unauthorised disclosure of personal data outside the terms of such notifications.

	24.2.	The Company has not, so far as the Warrantors are aware, transferred any personal data outside the European Economic Area.

	24.3.	The Company has:

24.3.1.

complied in all material respects with the Data Protection Act 1984 and the DPA 1998 including in relation to any manual data in respect of which the transitional exemptions under Schedule 8 of the DPA 1998 have now expired;

		24.3.2.	satisfied any requests for access to personal data subject to paragraph 24.1.1;

		24.3.3.	established procedures required to ensure continued compliance with the Data Protection Act 1984 and the DPA 1998; and

		24.3.4.	materially complied with the requirements of the seventh principle of the DPA 1998 in respect of any processing of data carried out by a data processor on behalf of the Company.

	24.4.	Within the past 12 months, the Company has not received any:

		24.4.1.	notice or complaint under the DPA 1998 alleging non-compliance with that Act (including any information or enforcement notice, or any transfer prohibition notice); or

		24.4.2.	claim for compensation for loss or unauthorised disclosure of data; or

		24.4.3.	notification of an application for rectification or erasure of personal data, and so far as the Warrantors are aware, there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

24.5.

The Company has materially complied with its obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

25	Employment

	25.1.	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers including (but not limited to) any legislation (and any amendment, extension or re-enactment of such legislation) and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

25.2.	The name of each Director is set out in Schedule 2.

25.3.	The Disclosure Letter includes particulars of each Employee and Worker and the principal terms of their contract including:

	25.3.1.	their current remuneration (including any benefits and privileges that the Company provides or is bound to provide to them or their dependants, whether now or in the future);

	25.3.2.	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

	25.3.3.	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

	25.3.4.	the type of contract (whether full or part-time or other);

	25.3.5.	their date of birth;

	25.3.6.	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

	25.3.7.	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

25.4.

The Disclosure Letter includes details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

	25.4.1.	the remuneration of each individual (including any benefits and privileges that the Company provides or is bound to provide to them or their dependants, whether now or in the future);

	25.4.2.	the length of notice necessary to terminate each agreement or, if a fixed term, the expiry date of the fixed term and details of any previous renewal;

	25.4.3.	any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

	25.4.4.	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

25.5.

The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other long term leave or who have been absent for a period exceeding one month at the Completion Date due to ill-health or for any other reason.

25.6.

No notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no material dispute under any Employment Legislation or otherwise is outstanding between the Company and any current or former:

	25.6.1.	Employee relating to their employment, its termination or any reference given by the Company regarding such Employee; or

	25.6.2.	Worker relating to their contract, its termination or any reference given by the Company regarding such Worker.

25.7.	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

25.8.	Every Employee or Worker who requires permission to work in the UK has current permission to work in the UK.

25.9.	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

25.10.

The acquisition of the Sale Shares by the Buyer and compliance with the terms of this agreement will not entitle any Directors, officers or Employees of the Company to terminate their employment or receive any payment or other benefit.

25.11.

All contracts between the Company and its Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

25.12.	All contracts between the Company and its Directors comply with any relevant requirements of section 188 of the Companies Act 2006.

25.13.

The Company is not a party to, bound by or proposing to introduce in respect of any Director or Employee any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

25.14.

In the period of ten years preceding the Completion Date, the Company has not been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the Employees or any other persons engaged in the business of the Company. No such persons have had their terms or employment varied for any reason as a result of or connected with such a transfer.

25.15.

The Company is not a party to, bound by or proposing to introduce for the benefit of any current or former director of the Company, or any Employee or Worker (or any of their respective associates or nominees), any incentive scheme or arrangement (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme).

25.16.

There are no incentive schemes or other incentive arrangements (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme) established by the Company in which any current or former director of the Company, or any Employee or Worker (or any of their respective associates or nominees) participates or has participated.

25.17.

The Company has not incurred any actual or contingent liability in connection with the termination of the employment of any of its Employees (including redundancy payments) or for a failure to comply with any order for the reinstatement or re-engagement of any Employee.

25.18.	The Company has not incurred any liability for a failure to provide information or to consult with its Employees under any Employment Legislation.

25.19.

The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to any current or former director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

25.20.

The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and, so far as the Warrantors are aware, there is nothing likely to give rise to such a dispute or claim.

25.21.	No subject access requests made to the Company pursuant to the DPA 1998 by Employees or Workers are outstanding.

25.22.	The Company has not:

	25.22.1.	in the last 12 months, materially altered any of the terms of employment or engagement of any Employee or Worker other than in the ordinary course; or

	25.22.2.	offered, promised or agreed to any future material variation in the terms of employment or engagement of any Employee or Worker.

25.23.	The Company has not transferred or agreed to transfer any Employee or Worker from working for the Company, or induced any Employee or Worker to resign their employment with the Company.

25.24.	There are no sums owing to any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

25.25.	There are no outstanding loans or notional loans to any current or former director of the Company, or any Employee or Worker (or any of their respective nominees or associates) made or arranged by:

	25.25.1.	the Company; or

	25.25.2.	any employee benefit trust or similar arrangement established by the Company.

25.26.	The Disclosure Letter includes:

	25.26.1.	copies of all contracts, handbooks, policies and other documents which apply to the employment or engagement of any Employee or Worker; and

25.26.2.

copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any unwritten agreements or arrangements with such bodies which may affect any Employee or Worker.

25.27.	In respect of each Employee and Worker, the Company has:

25.27.1.

materially performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty on the Functioning of the European Union or laws of the European Union or otherwise;

	25.27.2.	materially complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

	25.27.3.	maintained adequate, suitable and up to date records.

25.28.	No Employee is subject to a current disciplinary warning or procedure.

25.29.

No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Company and options over them) that have not lapsed or been exercised have been issued where appropriate have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

25.30.

No securities, options over securities or interests in securities (which do not fall within paragraph 25.29 above) have been issued, granted or transferred to any current or former director of the Company, or any Employee or Worker (or any of their respective nominees or associates), which may give rise to a liability of the Company to account for PAYE income tax or national insurance contributions (or equivalent liabilities in another jurisdiction).

25.31.

There are no employee benefit trusts, family benefit trusts or similar arrangements established by the Company or under which any current or former director of the Company, or any Employee or Worker (or any of their respective nominees or associates) may benefit in any form.

26	Retirement Benefits

26.1.

The Company has no obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (Pensionable Employees). No proposal or announcement has been made to any employee or officer of the Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

	26.2.	Prior to 1 October 2012, the Company provided access to a designated stakeholder scheme for their Employees as was required by section 3 of the Welfare Reform and Pensions Act 1999.

26.3.

The Company has materially complied with its automatic enrolment obligations as required by the Pensions Act 2008 (PA 2008) and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Company. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to):

		26.3.1.	any documents relating to the staging date for the Company;

26.3.2.

copies of any correspondence between the Company and the Pensions Regulator regarding auto-enrolment, including details of their respective registration in accordance with regulation 3 of the Employers’ Duties (Registration and Compliance) Regulations 2010 (2010 Regulations);

		26.3.3.	copies of any records kept in accordance with regulations 5 to 8 of the 2010 Regulations in respect of the Employees;

26.3.4.

if a personal pension scheme was used as a qualifying scheme (within the meaning of section 16(1) of the PA 2008), copies of any agreements between the provider and the jobholder under section 26 of the PA 2008;

		26.3.5.	details of any Employees who have opted out and copies of any opt-out letters in respect of those Employees; and

		26.3.6.	if a money purchase scheme is being used, a copy of any certification under section 28 of the PA 2008.

	26.4.	The Company provides no death and disability benefits to the Pensionable Employees.

	26.5.	The Company is exempt from providing access to a stakeholder scheme for their Pensionable Employees.

26.6.

The Company has not discriminated against, or in relation to, any Pensionable Employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing pension, lump-sum, death, ill-health, disability or accident benefits.

26.7.

No claims or complaints have been made or are pending or threatened in relation to in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by the Company in relation to any of the Pensionable Employees.

26.8.

No acts, omissions or other events have been reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and, so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to such reports.

27	Property

	27.1.	The definitions in this paragraph apply in this agreement.

Current Use: the use for each Property as set out in Schedule 9.

Freehold Properties: the freehold properties set out in Part 1 of Schedule 9 and Freehold Property means any one of them or part or parts of any one of them.

Lease: the lease under which each Leasehold Property is held.

Leasehold Properties: the Leasehold Properties set out in Part 2 of Schedule 9 and Leasehold Property means any one of them or part or parts of any one of them.

Previously-owned Land and Buildings: any land and buildings that have, at any time before the Completion Date, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company, or are owned, occupied and/or used by it but pursuant to a different lease, licence, transfer or conveyance.

Planning Acts: the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, and any other legislation from time to time regulating the use or development of land.

Properties: the Freehold Properties and the Leasehold Properties and Property means any one of them or any part or parts of any one of them.

Property Statutes: the Public Health Acts, Occupiers Liability Act 1957, Offices, Shops and Railway Premises Act 1963, Health and Safety at Work etc. Act 1974, Control of Pollution Act 1974, Occupiers Liability Act 1984, Environmental Protection Act 1990, Construction (Design and Management) Regulations 1994, Environmental Protection Act 1995, Equality Act 2010, Control of Asbestos Regulations 2012, Construction (Design and Management) Regulations 2007 and all other regulations, rules and delegated legislation under, or relating to, such statutes.

Statutory Agreement: agreement or undertaking entered into under section 18 of the Public Health Act 1936, section 52 of the Town and Country Planning Act 1971, section 33 of the Local Government (Miscellaneous Provisions) Act 1982, section 106 of the Town and Country Planning Act 1990, section 104 of the Water Industry Act 1991 and any other legislation (later or earlier) similar to these statutes.

27.2.	The particulars of the Properties set out in Schedule 9 are true and accurate.

27.3.	The Properties are the only land and buildings owned, used or occupied by the Company.

27.4.

The Company does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

27.5.	The Company does not, so far as the Warrantors are aware, have any actual or contingent liability in respect of Previously-owned Land and Buildings.

27.6.	The Company has not given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

27.7.	The Company identified as the proprietor in Schedule 9 is solely legally and beneficially entitled and has a good and marketable title, to each of the Properties.

27.8.

The Company identified as the proprietor in Schedule 9 is in possession and actual occupation of the whole of each of the Properties on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and the Company has not granted, or agreed to grant, any right of occupation or enjoyment in respect of the Properties to any third party.

27.9.	The Company has in its possession and control and the Warrantors have Disclosed:

	27.9.1.	copies of all the title deeds in respect of the Properties; and

	27.9.2.	in relation to each Lease:

(a) all consents required under the Lease;

(b) copies of all assignments of the Lease; and

(c) evidence of the current annual rent payable under the Lease.

27.10.	There are no insurance policies in favour of the Company relating to any issue of title affecting the Properties.

27.11.

There are, appurtenant to each of the Properties, all rights and easements necessary for their Current Use and enjoyment (without restriction as to time or otherwise), and the access for each of the Properties is over roads adopted by the local authority and maintained at public expense and such roads immediately abut the Properties at each point where access is gained.

27.12.

The unexpired residue of the term granted by each Lease is vested in the Company and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

27.13.

In relation to each Lease, the landlord has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been (expressly or impliedly) any waiver of or acquiescence to any material breach of them.

27.14.	In relation to each Lease, all principal rent and additional rent and all other sums payable by the Company (Lease Sums) have been paid as and when they became due and no Lease Sums have been:

	27.14.1.	set off or withheld; or

	27.14.2.	commuted, waived or paid in advance of the due date for payment.

27.15.

Any consents required for the grant of each Lease and for any assignment of each Lease, have been obtained and placed with the documents of title along with evidence of the registration of grant where required.

27.16.	The Properties (and the proceeds of sale from them) are free from:

	27.16.1.	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rentcharge, lien or other right in the nature of security; and

	27.16.2.	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

27.17.

The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the Leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is currently disputed.

27.18.

All covenants, restrictions, stipulations and other encumbrances affecting the Properties have been materially observed and performed by the Company and no notice of any alleged breach has been received by the Company.

27.19.	All of the Properties are actively used by the Company in connection with the Business.

27.20.	The Current Use of each of the Properties is the permitted use for the purposes of the Planning Acts and the Leases.

27.21.

The Company has materially complied with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Properties and their Current Use, including (without limitation) all requirements under the Property Statutes.

27.22.	Each of the Properties is in a good state of repair and condition and fit for the Current Use.

27.23.	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

27.24.	None of the Properties has suffered from any of the following:

	27.24.1.	flooding;

	27.24.2.	subsidence;

	27.24.3.	heave;

	27.24.4.	landslip;

	27.24.5.	mining activities;

	27.24.6.	structural defects;

	27.24.7.	defects in the drains and services from time to time serving the Properties; or

	27.24.8.	dry rot, wet rot, rising damp or any infestation.

27.25.

The Company has not received any adverse report from any engineer, surveyor or other professional relating to any of the Properties and the Warrantors are not aware of any predecessor in title having done so.

27.26.

No notices, complaints or requirements have been served on the Company (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them and, so far as the Warrantors are aware, there is no matter or circumstance which could lead to any such notice, complaint ore requirement being issued or made.

27.27.

There exists no dispute between the Company, and the owner or occupier of any other premises adjacent to or neighbouring the Properties and, so far as the Warrantors are aware, there is no matter or circumstance which could give rise to any such dispute.

28	Environment and Health and Safety

	28.1.	The definitions in this paragraph apply in this agreement.

Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding and in force as at the Completion Date to the extent that they relate to or apply to the Environment or to the health and safety of any person.

EHS Matters: all matters relating to:

		1	pollution or contamination of the Environment;

		2	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

		3	the exposure of any person to Hazardous Substances or Waste;

		4	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

		5	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; and/or

		6	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to the Property.

Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.

Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos.

Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

28.2.

The Company has obtained and materially complied at all times with all EHS Permits. All EHS Permits are in full force and effect and, so far as the Warrantors are aware, there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of or the inability to transfer any EHS Permits.

28.3.

The Company has at all times operated in material compliance with all EHS Laws and, so far as the Warrantors are aware, there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

28.4.

So far as the Warrantors are aware, there are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, the Property since the Company commenced occupation of the Property.

	28.5.	So far as the Warrantors are aware, the Company does not have any actual or potential liability under any EHS Laws in respect of any Previously-owned Land and Buildings.

	28.6.	The Company has not given or received any warranties or indemnities or any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

29	Anti-Corruption

	29.1.	The definition in this paragraph applies in this agreement.

Associated Person: means a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of the Company.

	29.2.	The Company is not and has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

29.3.

No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company, and the Company has in place procedures in line with the guidance published by the Secretary of State under section 9 of the Bribery Act 2010 designed to prevent its Associated Persons from undertaking any such conduct.

29.4.

Neither the Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are, so far as the Warrantors are aware, no circumstances likely to give rise to any such investigation, inquiry or proceedings.

29.5.

The Company is not ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended).

30	Competition

	30.1.	The definition in this paragraph applies in this agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

30.2.

The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and, so far as the Warrantors are aware, none of its Directors, officers or Employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

30.3.

Neither the Company, nor any of its respective Directors, officers or Employees, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

30.4.

No such investigation, inquiry or proceedings as referred to in paragraph 30.3 of Part 1 of this Schedule 5 have been threatened or are pending and there are so far as the Warrantors are aware no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5.

The Company is not affected by any existing decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor has the Company given any undertakings or commitments to such bodies which affect the conduct of the Business.

30.6.

The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the

Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

Part 2
Tax Warranties

1	General

1.1.

In the last 6 years all notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which were required by law to have been submitted to any Taxation Authority for the purposes of Taxation have been made, were submitted within applicable time limits and were complete and accurate in all material respects. None of the above is, or, so far as the Warrantors are aware, is likely to be, the subject of any material dispute with any Taxation Authority.

1.2.

In the last 6 years all Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3.

The Company maintains complete and accurate records, invoices and other information in relation to Taxation (to the extent required by law), that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

	1.4.	The Company is not a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

1.5.

In the last 6 years all Taxation (including where applicable national insurance contributions) deductible under the PAYE system, the Construction Industry Scheme and/or any other Taxation Statute has, so far as is required by law to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority on or before the date of this agreement have been so paid.

1.6.

The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) and details of any trust or arrangement capable of conferring such a benefit.

	1.7.	The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Taxation Authority.

1.8.

The Company is not, or, so far as the Warrantors are aware, will not become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.9.

The Accounts make proper provision or reserve within generally accepted accounting principles for all Taxation for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

	1.10.	In the last 3 years, there has been no material change in the nature or conduct of the Company’s trade.

2	Chargeable Gains

The gross book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3	Capital Allowances

In the last 6 years the Company has not claimed first-year tax credits within the meaning of Schedule A1 of CAA 2001, business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances in excess of £10,000.

4	Distributions and Other Payments

4.1.

In the last 6 years no distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or, so far as the Warrantors are aware, will be deemed to have been made) by the Company except dividends shown in its statutory accounts, and the Company is not bound to make any such distribution.

	4.2.	The Company has not, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

5	Loan Relationships

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

6	Close Companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 and which are outstanding at Completion have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

7	Company Residence and Overseas Interests

7.1.

The Company has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purposes.

7.2.

The Company does not hold, or within the last seven years has not held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.

8	Anti-Avoidance

The Company has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax.

9	Inheritance Tax

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or, so far as the Warrantors are aware, is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

10	Value Added Tax

	10.1.	The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.

	10.2.	The Company has not been, in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 VATA 1994.

10.3.

In the last 6 years all supplies made by the Company are taxable supplies. In the last 6 years the Company has not been, so far as the Warrantors are aware, or will be, denied full credit for all input tax paid or suffered by it.

	10.4.	The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

11	Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax

11.1.

Any document that may be necessary in proving the title of the Company to any asset which is owned by the Company at Completion, is duly stamped for stamp duty purposes to the extent required by law. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

11.2.

So far as the Warrantors are aware, neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

11.3.

The Disclosure Letter sets out material and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Warrantors are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

12	Construction Industry Sub-Contractors’ Scheme

The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

Schedule 6
Tax Covenant

1	Interpretation

	1.1.	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Accounts Relief:

		(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Completion Accounts; and

		(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred tax in the Completion Accounts.

Buyer’s Relief:

		(a)	any Accounts Relief;

		(b)	any Relief which arises in connection with any Event occurring after Completion; and

		(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group: the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation:

(a)

any liability of the Company to make a payment of Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)

the Loss (other than by way of utilisation or set off) of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment; and

(c)

the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of Tax for which the Buyer would have been able to make a claim against the Warrantors under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Warrantors would have been liable but for such set off or utilisation.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: The amount by which any provision for tax (other than deferred tax) in the Completion Accounts is overstated or any right to repayment of Tax in the Completion Accounts is understated, except where such overstatement or understatement arises as a result of:

(a)	a change in law made after Completion with retrospective effort;

(b)	a change in the accounting bases on which the Company values its assets where such change was made after Completion in order to comply with generally accepted accounting practice; or

(c)	a voluntary act or omission of the Buyer which, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of Tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Warrantors have made a payment under paragraph 2 of this Tax Covenant or pursuant to a claim for breach of a Tax Warranty.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities (but excluding business rates, council tax, water rates and any other local authority rates or charges) wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest or charges relating thereto (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer or the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant or the Tax Warranties.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2.

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3.	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4.	Any reference to something occurring in the ordinary course of business shall not include:

1.4.1.

any liability of the Company to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

1.4.2.

the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

1.4.3.

the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

		1.4.4.	any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding a Liability for Taxation;

1.4.5.

a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

		1.4.6.	a change of residence of the Company for Tax purposes.

1.5.

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6.

Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2	Covenant

	2.1.	The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to the Buyer an amount equal to any:

2.1.1.

Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

2.1.2.

Liability for Taxation arising before or after Completion, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of the Company with any person (other than a member of the Buyer’s Tax Group) before Completion;

2.1.3.

Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

2.1.4.

Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding or disposal of employment-related securities (as defined for the purposes of Part 7 of the Income Tax (Employment and Pensions) Act 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

2.1.5.

Liability for Taxation that arises at any time under Part 7A of ITEPA 2003, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Warrantors or an associate of any of the Warrantors;

	2.1.6.	Liability for Taxation being a liability for inheritance tax which:

(a)

is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur before Completion (whether or not in conjunction with the death of any person whensoever occurring);

		(b)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company; or

(c)

gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

2.1.7.

costs and expenses, properly and reasonably incurred by the Buyer or the Company or any member of the Buyer’s Tax Group in connection with any Liability for Taxation or other liability in respect of which the Warrantors are liable under this Schedule.

2.2.

For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3.	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3	Payment Date and Interest

	3.1.	Payment by the Warrantors in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

3.1.1.

in the case of a Liability for Taxation that involves an actual payment of Tax, the later of five Business Days before the due date for payment and ten Business Days after the date on which the Buyer serves written notice on the Warrantors requesting payment;

3.1.2.

in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1.7 the later of ten Business Days following the date on which the Buyer serves written notice on the Warrantors requesting payment and the date that the repayment would have been made by the relevant Taxation Authority;

3.1.3.

in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of ten Business Days following the date on which the Buyer serves written notice on the Warrantors requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

			(a)	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or

			(b)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

3.1.4.

in a case that falls within paragraph (c) of the definition of Liability for Taxation, the later of ten Business Days following the date on which the Buyer serves written notice on the Warrantors requesting payment and the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority.

3.2.

Any dispute as to the amount specified in any notice served on the Warrantors under this paragraph shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantors and the Buyer).

3.3.

If any sums required to be paid by the Warrantors under this Tax Covenant are not paid on the date specified in paragraph 3, then, except to the extent that the Warrantors’ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of HSBC Bank plc from the day following the due date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4	Exclusions

4.1.	The Tax Covenant contained in paragraph 2 above shall not cover any Liability for Taxation and the Warrantors shall not be liable under the Tax Covenant or the Tax Warranties to the extent that:

	4.1.1.	provision, allowance or reserve (other than a provision for deferred tax) in respect of the liability is made or reflected in the Completion Accounts;

	4.1.2.	such Liability for Taxation was discharged on or before Completion and the discharge of such Liability for Taxation was taken into account or reflected in the Completion Accounts;

	4.1.3.	it arises as a result of a transaction in the ordinary course of business of the Company between the Accounts Date and Completion and is not an interest or penalty;

4.1.4.

it arises or is increased as a result only of an increase in the rates of Tax or any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

4.1.5.

it would not have arisen but for a change after Completion in the accounting bases methods or policies on which the Company values its assets (other than a change made to comply with UK GAAP where the previous bases, methods or policies did not so comply);

	4.1.6.	such Liability for Taxation has been made good or the Buyer is compensated for any such matter at no cost to the Buyer;

	4.1.7.	there is available to the Company a Relief which is not a Buyer’s Relief; or

4.1.8.

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer’s Tax Group outside the ordinary course of business after Completion and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.1.9.

such Liability for Taxation would not have arisen or would have been reduced or eliminated but for a failure on the part of the Buyer or the Company to make any claim, election, surrender or disclaimer or to give notice or consent after Completion or to do any other thing in relation to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts;

4.1.10.

such Liability for Taxation would not have arisen or would have been reduced or eliminated but for any disclaimer of capital allowances or any other claim, election, surrender or disclaimer made or notice or consent given in relation to Tax (or any amendment of the same) after Completion unless such disclaimer, claim, election, surrender, notice or consent was taken into account in computing the provision for Tax in the Completion Accounts;

4.1.11.

such Liability for Taxation arises as a result of a failure to submit any tax returns, computations or other documents required to be made by or on behalf of the Company within the appropriate time limits or otherwise than on a proper basis, in each case after Completion;

		4.1.12.	such Liability for Taxation arises as a result of any winding up of or cessation after Completion of any trade or business carried on by the Company;

		4.1.13.	such Liability for Taxation arises as a result of the Company becoming associated with the Buyer; or

		4.1.14.	such Liability for Taxation is stamp duty or stamp duty reserve tax payable upon the transfer or agreement to transfer the Sale Shares under this Agreement.

4.2.

For the purposes of paragraph 4.1.8, an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Warrantors.

5	Overprovisions

5.1.

If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company certify (at the request and expense of the Warrantors) that any provision for Tax in the Completion Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:

		5.1.1.	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Tax Covenant;

5.1.2.

to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant (and not previously refunded under this Tax Covenant) or for breach of a Tax Warranty up to the amount of such excess; and

5.1.3.

to the extent that such excess as referred to in paragraph 5.1.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Tax Covenant or for breach of a Tax Warranty.

5.2.

After the Company’s auditors have produced any certificate under this paragraph 5, the Warrantors or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review (at the expense of the party making the request) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3.

If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

5.4.

If the Warrantors or the Buyer do not agree with the auditors’ certification under paragraphs 5.1 or 5.2 above, or whether there is or has been any Overprovision, such dispute shall be referred for determination to a firm of chartered accountants agreed between the Warrantors and the Buyer and, failing such agreement, a firm of independent accountants shall be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales who in making such determination shall act as expert (the “Expert”) and not arbitrator, whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties.

5.5.

Upon the Company or the Buyer becoming aware that an Overprovision has arisen, the Buyer shall or shall procure that the Company shall give written notice thereof (including reasonable details) to the Warrantors as soon as reasonably practicable.

6	Savings

6.1.

If (at the Warrantors’ request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Warrantors, after deduction of any amounts then due by the Warrantors pursuant to any successful claim made by the Buyer against the Warrantors under the Tax Covenant, the lesser of:

		6.1.1.	the amount of the Saving (as determined by the auditors) less any reasonable costs properly incurred by the Buyer or the Company; and

6.1.2.

the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Schedule.

6.2.

Upon the Company or the Buyer becoming aware that a Saving has arisen, the Buyer shall or shall procure that the Company shall give written notice thereof (including reasonable details) to the Warrantors as soon as reasonably practicable.

7	Recovery from Third Parties

7.1.

Where the Warrantors have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation or under the Tax Warranties and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Company shall:

		7.1.1.	notify the Warrantors (in writing) of their entitlement as soon as reasonably practicable; and

7.1.2.

if required by the Warrantors and, subject to the Buyer, the Company being indemnified by the Warrantors against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses properly incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantors fully informed (in writing) of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 7.1 (other than an action against:

			(a)	a Taxation Authority; or

			(b)	a person who has given Tax advice to the Company on or before Completion),

which, in the Buyer’s reasonable opinion, is likely to materially and adversely harm its or the Company’s commercial or employment relationship with that or any other person.

	7.2.	If the Buyer, or the Company recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Warrantors for the lesser of:

7.2.1.

any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any reasonable costs and expenses properly incurred in recovering that amount (except to the extent that amount has already been made good by the Warrantors under paragraph 7.2.2); and

		7.2.2.	the amount paid by the Warrantors under paragraph 2 and the Tax Warranties in respect of the Liability for Taxation in question.

8	Corporation Tax Returns

8.1.

The Warrantors or their duly authorised agent shall at the Warrantors’ cost and expense prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

8.2.

The Buyer shall procure that the returns and computations referred to in paragraph 8.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Warrantors shall reasonably agree (such agreement not to be unreasonably withheld or delayed) and shall give the Warrantors or their agent all such assistance as may reasonably be required (at the Warrantors’ cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 8.2 in relation to any return that is not true and accurate in all material respects.

8.3.

The Warrantors or their duly authorised agent shall at the Warrantors’ cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to Completion provided that the Warrantors shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.4.

The Buyer shall procure that the Company, at the Warrantors’ cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantors or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8.

8.5.

The Warrantors shall take reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as reasonably possible.

8.6.

The Buyer shall procure that the Warrantors are provided with a copy of any communication from any Taxation Authority insofar as it relates to an accounting period ended on or before the Accounts Date as soon as reasonably practicable after receipt thereof.

8.7.	For the avoidance of doubt:

	8.7.1.	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

	8.7.2.	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

8.8.

The Buyer or its duly authorised agents shall prepare (or procure the preparation of) at the Company’s expense the tax returns of the Company in respect of any accounting period beginning prior to and ending after Completion (the “Straddle Period”).

8.9.

In respect of the Straddle Period, the Buyer shall procure that the tax returns of the Company shall be prepared on a basis which is consistent with the manner in which the tax returns of the Company were prepared for all accounting periods ending prior to Completion as long as consistent with applicable laws.

8.10.

The Buyer shall procure that the Company shall provide to the Warrantors all tax returns and supporting documentation relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate Taxation Authority without incurring interest or penalties. The Buyer shall further procure that the Company shall incorporate the Warrantors’ reasonable comments into the tax returns before those tax returns are submitted to the appropriate Taxation Authority.

8.11.

The Buyer shall, and shall procure that the Company shall, provide such information and assistance as the Warrantors and their agents shall reasonably request in reviewing and commenting on the tax returns relating to the Straddle Period.

	8.12.	The Buyer shall:

8.12.1.

procure that the Warrantors are provided with a copy of any communication from any Taxation Authority insofar as it relates to the Straddle Period as soon as reasonably practicable after receipt thereof;

8.12.2.

procure that the Warrantors are, not less than 10 Business Days before the date of intended submission, provided with a copy of any response to a communication falling within paragraph 8.12.1, together with details of the date on which the same is intended to be submitted;

		8.12.3.	incorporate any reasonable comments of the Warrantors into any such response; and

8.12.4.

notify the Warrantors of any intended oral communication or meeting with the relevant Taxation Authority at least three Business Days in advance of such communication or meeting, and allow the Warrantors to participate therein.

8.13.

The Buyer shall be under no obligation to procure the authorisation, signing or submission of any tax return to a Taxation Authority where it reasonably believes the information provided to it by the Warrantors is misleading or inaccurate or incomplete in any respect.

9	Conduct of Tax Claims

9.1.

Subject to paragraph 9.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantors or to the Warrantors’ duly appointed agent as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Tax Covenant.

9.2.

If the Warrantors become aware of a Tax Claim, they shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Warrantors notice of the Tax Claim in accordance with the provisions of paragraph 9.1.

9.3.

Subject to paragraph 9.4, provided the Warrantors indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, reasonable costs, damages or reasonable expenses which may be properly incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company shall take such action as the Warrantors may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HM Revenue & Customs review or compromise any Tax Claim and shall take and shall procure that the Company shall take no other action without the Warrantors’ written consent (such consent not to be unreasonably withheld or delayed).

9.4.

Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Warrantors written notice of such assessment, does not receive written instructions from the Warrantors within twenty Business Days to do so.

9.5.	If:

9.5.1.

the Warrantors do not request the Buyer to take any action under paragraph 9.3 or fail to indemnify the Buyer, or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of twenty Business Days;

9.5.2.

any of the Warrantors (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

9.5.3.

the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), unless the Warrantors have obtained the opinion of Tax counsel of at least five years’ standing that there is a reasonable prospect that the appeal will succeed, the Buyer, or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, or the Company may in its absolute discretion consider fit.

9.6.

Subject to paragraph 9.5, by agreement in writing between the Buyer and the Warrantors, the conduct of a Dispute may be delegated to the Warrantors upon such terms as may be agreed from time to time between the Buyer and the Warrantors provided that, unless the Buyer and the Warrantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

9.6.1.

the Buyer shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

	9.6.2.	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

9.6.3.

all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

9.6.4.

the Warrantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer, the Company without the prior approval of the Buyer, such approval not to be unreasonably withheld or delayed.

9.7.

The Buyer shall provide and shall procure that the Company provides to the Warrantors and the Warrantors’ professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to take such action as is referred to in this paragraph 9.

9.8.	The Buyer shall procure that:

	9.8.1.	the Warrantors are promptly sent a copy of any communication from any Taxation Authority so far as it relates to a Tax Claim or a Dispute; and

9.8.2.

no settlement or compromise of a Tax Claim or Dispute is made or any matter agreed which may affect the outcome of any Tax Claim or Dispute without the Warrantors’ written consent (such consent not to be unreasonably withheld or delayed).

9.9.

Neither the Buyer, nor the Company shall be subject to any claim by or liability to any of the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 9 if the Buyer, or the Company has bona fide acted in accordance with the instructions of any one or more of the Warrantors.

10	Grossing Up

10.1.

All sums payable by the Warrantors to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.2.

If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

10.3.

If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

10.4.

If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Warrantors shall not be liable under paragraph 10.1 or paragraph 10.2, except to the extent that the Warrantors would have been so liable had no such assignment occurred.

	10.5.	The Warrantors shall not be liable pursuant to this paragraph 10 to the extent that they would not have been so liable had the Buyer been resident for Tax purposes and incorporated in the UK.

11	Buyer’s Covenant

11.1.

The Buyer covenants with the Warrantors to pay to the Warrantors an amount equal to any liability of the Warrantors to Tax which arises as a result of or in consequence of a failure by the Buyer at any time or the Company after Completion to pay Tax payable by it.

	11.2.	The covenant contained in paragraph 11.1 shall:

		11.2.1.	extend to any reasonable costs and expenses properly incurred in connection with such Tax or a claim under paragraph 11.1 as the case may be;

11.2.2.

not apply to Tax to the extent that the Buyer could claim payment in respect of it under the Tax Covenant, except to the extent a payment has been made pursuant to the Tax Covenant and the Tax to which it relates was not paid by the Company; and

		11.2.3.	not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Warrantors as the case may be shall procure that no such recovery is sought to the extent that payment is made under this paragraph 11).

11.3.

Paragraphs 3 (payment date and interest) and 9 (conduct of Tax Claims) of this Schedule shall apply to the covenants contained in paragraph 11.1 above as they apply to the covenants contained in paragraph 2 of this Schedule, replacing references to the Warrantors by the Buyer (and vice versa) where appropriate, and making any other necessary modification.

12	General

All payments made by the Warrantors to the Buyer or by the Buyer to the Warrantors in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the consideration for the Sale Shares.

Schedule 7
Intellectual Property Rights

Part 1
Registered Intellectual Property Rights

Domain names:

•	Kulu.net

•	Kuluvalley.co.uk

•	Kuluvalley.com

•	Kuluvalley.net

Part 2
Material unregistered Intellectual Property Rights

Part 3
Intellectual Property Rights licensed from third parties

Part 4
Intellectual Property Rights licensed to third parties

Schedule 8
Information technology

Part 1
Particulars of IT System

Part 2
Particulars of IT Contracts

Schedule 9
The Properties

Part 1
Particulars of the Freehold Properties

None

Part 2
Particulars of the Leasehold Properties

Description of the Property	Third Floor, 91 Goswell Road, Clerkenwell, London EC1V 7ER

Description of Lease (lease, underlease, licence, date and parties)	Lease between (1) Pulman House LLP and (2) Kulu Valley Limited dated 3 September 2010

Owner	Pulman House LLP

Registered/unregistered	Unregistered

Title number (if registered)	Not applicable

Contractual date of termination of lease	2 September 2015

Occupier	The Company

Permitted Use	Offices

Is there an Investment Lease?	No

Tenant under an Investment Lease	Not applicable

Contractual date of termination of Investment Lease	Not applicable

Schedule 10
Consideration Shares
Investment Agreement

1

Each Seller receiving Consideration Shares under this agreement undertakes, in respect of the Consideration Shares to be issued to him under this agreement, that he shall not, without the prior written consent of the Buyer; for the period commencing on the Completion Date and ending on the first anniversary of the Completion Date, dispose of any interest in any of the Consideration Shares. Each Seller receiving Consideration Shares under this agreement agrees to enter into a Lock-up Agreement with the Buyer.

2

References in paragraph 1 to “Consideration Shares” shall include any shares held by the Sellers arising out of the consolidation, conversion or subdivision of Consideration Shares and any shares acquired by reference to the Consideration Shares whether by way of bonus or rights issue, pre-emption right or in exchange or substitution for any Consideration Shares.

3	Certain Sellers’ Securities Representations

	3.1.	Investment Representations of certain Sellers.

Each Seller to whom the Buyer will issue Consideration Shares in accordance with clause 3 warrants to the Buyer as follows:

3.1.1.

Such Seller has received and carefully read in its entirety the Buyer’s (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2013, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, (iii) Current Reports on Form 8-K dated April 24 and 25, 2014, May 21 and 22, 2014, June 27, 2014 and July 8 and 31, 2014 and (iv) Definitive Proxy Statements filed April 15, 2014 and May 27, 2014 ((i), (ii), (iii) and (iv) together being the “Buyer Materials”). Such Seller has based his or her decision to invest on the information contained in the Buyer Materials (including the financial information contained therein), and has not otherwise relied upon any other offering literature or prospectus. Such Seller acknowledges that such Seller has read, understood and is familiar with the risk factors made part of the Buyer Materials, is familiar with the nature of risks attending investments of this type, and has determined that a purchase of the Consideration Shares is consistent with such Seller’s investment objectives.

3.1.2.

Such Seller acknowledges that such Seller has been given the opportunity to ask questions of, and receive answers from, representatives of the Buyer regarding the business and current plans of the Buyer and the issuance of the Consideration Shares and has been given the opportunity to inspect such documents and obtain all additional information that such Seller has requested so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to such Seller. Such Seller acknowledges that no representation or warranty has been made to such Seller, or to such Seller’s advisors or representatives, by the Buyer or others with respect to the business of the Buyer and its financial condition.

3.1.3.	Such Seller is an individual and is at least 21 years of age. Such Seller maintains his or her domicile at the address set forth in paragraph (A) of Appendix A to this Schedule 10.

3.1.4.

Such Seller can bear the economic risks of this investment and can afford the loss of such Seller’s entire investment in the Consideration Shares. Such Seller has adequate means of providing for such Seller’s current needs and possible personal contingencies, and has no present or anticipated need for liquidity of this investment in the Buyer. The investment of such Seller in the Buyer is reasonable in relation to such Seller’s net worth and financial needs.

3.1.5.

Such Seller understands that the value of the Consideration Shares has been determined based on the average of the closing prices of the Buyer’s Common Stock on the last twenty trading days preceding the Completion Date as reported by the NASDAQ Stock Market (subject to a negotiated collar) and that no guarantee or other assurance has been given about an increase in value, if any, of the Consideration Shares and that such Seller could lose the total value of such Seller’s investment. Such Seller also understands that the Consideration Shares will be restricted as to marketability, until the first anniversary date of the Completion Date as set forth in paragraph 1 of this Schedule 10 above.

3.1.6.

Such Seller has the requisite knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Buyer and has determined that such an investment is a suitable investment or such Seller has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Buyer and to evaluate the merits and risks of such an investment on such Seller’s behalf, and such Seller represents that such Seller understands the nature of this investment which could result in the loss of the total amount of such investment

3.1.7.

Such Seller acknowledges that the Buyer has not provided any tax advice or information. Such Seller acknowledges that such Seller must retain such Seller’s own professional advisors to evaluate the tax and other consequences of an investment in the Consideration Shares.

3.1.8.

Such Seller understands that the offer and sale of the Consideration Shares have not been passed upon, nor have the merits of this investment been endorsed or approved by, any state or federal authority. Such Seller acknowledges that this offering of Consideration Shares has not been reviewed by the United States Securities and Exchange Commission (“SEC”) because of the Buyer’s representations that this is intended to be a non-public offering pursuant to Section 3(b) or Section 4(2) of the United States Securities Act of 1933, as amended (the

“Securities Act”) and Rule 506 under Regulation D promulgated thereunder and/or Rule 903 under Regulation S promulgated thereunder.

3.1.9.

Such Seller represents that such Seller is investing in the Consideration Shares for such Seller’s own account and not with a view toward the resale, transfer or distribution of all or any part thereof. Such Seller understands that such Seller must bear the economic risk of an investment in the Consideration Shares for an indefinite period. Such Seller has been advised and is aware that the Consideration Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and, therefore, cannot be sold, and such Seller agrees not to sell or otherwise dispose of all or any part of the Consideration Shares acquired by such Seller unless the Consideration Shares, or part thereof, as the case may be, is subsequently registered under the Securities Act and such state securities laws as are applicable or unless there are available exemptions from such registrations that are supported by an opinion of counsel for such Seller, which counsel and opinion is satisfactory to the Buyer.

3.1.10.

Such Seller understands the meaning and legal consequences of the foregoing representations and warranties. Such Seller certifies that each of the representations and warranties set forth in this paragraph 3.1 is true and correct as of the date hereof and shall survive such date.

3.1.11.

Such Seller hereby agrees that the Consideration Shares issued to such Seller pursuant to this agreement, and any certificates and other instruments representing such Consideration Shares, may bear the following legends in addition to any other legends as may be agreed to by such Seller or as may be required by law:

The shares of stock represented by this certificate are subject to cancellation and redemption by the Company pursuant to the terms of that certain Share Purchase Agreement. The Company will upon written request furnish a copy of such agreement to the holder hereof without charge.

The shares of stock represented by this certificate may not be sold, assigned, pledged, encumbered, or otherwise transferred except in conformity with the terms of a Lock-up Letter Agreement between the holder and the Company. The Company will upon written request furnish a copy of such agreement to the holder hereof without charge.

The shares of stock represented hereby have been offered and sold in an offshore transaction to a person who is not a U.S. person pursuant to Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”). The shares of stock represented hereby have not been registered under the 1933 Act or any U.S. state securities laws. Unless pursuant to an effective registration statement under the 1933 Act, the shares of stock may not be offered or sold, directly or indirectly, in the United States (as defined in Regulation S) or to U.S. persons (as defined in Regulation S) unless the Company has received an opinion of counsel satisfactory to the Company to the effect that (i) such transaction is in accordance with the provisions of Regulation S under the 1933 Act, (ii) an exemption from the registration requirements of the 1933 Act is available or (iii) the transaction not subject to the registration requirements of the 1933 Act, and in each case only in accordance with applicable state securities laws. In addition, hedging transactions involving the shares of stock may not be conducted unless in compliance with the 1933 Act.

3.1.12.

Such Seller acknowledges that such Seller’s investment in the Consideration Shares was not effected by any means of general advertising or general solicitation of an investment in the Buyer and that such investment is considered a private transaction.

3.2.	Accredited Investor and Suitability Information.

Such Seller represents and warrants that such Seller has completed the Investor Questionnaire contained in appendix A to this Schedule 10 attached hereto, that the information contained therein is complete and accurate as of the date hereof and that all of such Seller’s responses to the information requested therein are incorporated into this agreement as representations and warranties as if fully set forth herein. Such Seller agrees to furnish any additional information requested to assure compliance with applicable United States federal and state securities laws in connection with the issuance of the Consideration Shares.

Signed as a Deed by Sumit Neil Vishnu Rai in the presence of:	/s/ Sumit Neil Vishnu Rai

Witness signature	/s/ Ian Mclaughlin
Name
(in block capitals)	Ian Mclaughlin
Address

Occupation

Signed as a Deed by Andromeda Capital Partners LLP in the presence of:	/s/ Glenn Woodcock

Witness signature	/s/ Matthew Gingell
Name
(in block capitals)	Matthew Gingell
Address

Occupation

Signed as a Deed by Realise Capital Partners LLP in the presence of:	/s/ Richard Fifield

Witness signature	/s/ Sophie Boswell
Name
(in block capitals)	Sophie Boswell
Address

Occupation

Signed as a Deed by Qumu Corporation in the presence of:	/s/ Sherman L. Black

Chief Executive Officer

Witness signature	/s/ Kathleen L. Ferrier
Name
(in block capitals)	Kathleen L. Ferrier
Address

Occupation

Signed as a Deed by Robert Alner Long in the presence of:	/s/ Robert Alner Long

Witness signature	/s/ Ian Mclaughlin
Name
(in block capitals)	Ian Mclaughlin
Address

Occupation